UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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EMPLOYERS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders and Proxy Statement
April 14, 2022
Dear Stockholder:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Employers Holdings, Inc. The meeting will be held on Thursday, May 26, 2022, beginning at 9:00 a.m. Pacific Daylight Time at 10375 Professional Circle, Reno, Nevada 89521* for the following purposes:
(i)To elect the ten directors named in the attached proxy statement to serve until the 2023 Annual Meeting of Stockholders;
(ii)To hold an advisory vote to approve the compensation paid to our named executive officers;
(iii)To ratify the appointment of Ernst & Young LLP as our independent accounting firm for the year ending December 31, 2022; and
(iv)To transact such other business as may properly come before the meeting or any postponement, adjournment, or other delay thereof.
All stockholders of record of Employers Holdings, Inc. as of the close of business on March 28, 2022 are entitled to receive notice of, and to vote at, the 2022 Annual Meeting of Stockholders and any postponement, adjournment or other delay thereof.
We are pleased to continue to furnish proxy materials to our stockholders electronically over the Internet. We believe that this e-proxy process expedites stockholder receipt of proxy materials, lowers the costs associated with the production and distribution of proxy materials, and reduces the environmental impact of our annual meeting. The proxy materials, including Employers Holdings, Inc.’s Annual Report for the year ended December 31, 2021, are available at www.proxydocs.com/eig.
Your vote is very important to us. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible. You may vote over the Internet, by telephone or, if you received printed proxy materials, by signing, dating, and returning a proxy card. You may revoke your proxy any time prior to the annual meeting and submit a new proxy as you deem necessary.
We look forward to seeing you at the annual meeting on May 26, 2022.
Sincerely,

Michael J. McSally	Lori A. Brown
Chair of the Board	Executive Vice President, Chief Legal Officer and Secretary

*Due to the ongoing public health impact and as part of our precautions regarding the ongoing coronavirus (COVID-19) pandemic, we are planning for the possibility that the 2022 Annual Meeting of Stockholders may be held solely by means of remote communication (a virtual meeting). If we determine that a change to a virtual meeting format is advisable or required, we will announce the decision to do so in advance and in accordance with Securities and Exchange Commission regulations and Nevada law. Details on how to participate will be available at www.employers.com/proxy.

America's small business insurance specialist.®
——————————————————————————————————————————————
tel 888-682-6671 | 10375 PROFESSIONAL CIRCLE | RENO, NV 89521-4802 | www.employers.com

Proxy Statement Summary
This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting of Stockholders

Time and Date	9:00 a.m. Pacific Daylight Time on Thursday, May 26, 2022

Place	10375 Professional Circle Reno, Nevada 89521

Record date	March 28, 2022

Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Ways to Vote	You may vote your shares in person by ballot at the annual meeting, over the Internet, by telephone, or by returning a signed and dated proxy card.
Proposals and Board Recommendations

Proposal		Board's Voting Recommendation	Page Reference (for more detail)

1.	Election of directors	FOR each director nominee	4

2.	Advisory vote to approve executive compensation	FOR	21

3.	Ratification of appointment of Ernst & Young LLP as independent registered public accounting firm for 2022	FOR	56
So that your shares may be represented if you do not plan to attend the annual meeting, please vote your proxy by telephone or over the Internet or by returning the enclosed proxy card in the postage prepaid envelope as soon as possible. Your prompt response will greatly facilitate arrangements for the annual meeting, and your participation is appreciated.

Proposal 1 - Election of Directors (page 4)
After careful consideration, our Board of Directors (the "Board"), with each nominee abstaining on the vote for herself or himself, nominated the ten director candidates identified below for election at the 2022 Annual Meeting of Stockholders, to hold office until the next succeeding annual meeting of stockholders or until their successors have been duly elected or appointed and qualified. All nominees are current members of the Board.
Each nominee has consented to being named in this proxy statement and to serve as a director, if elected. Should any of the nominees become unable or unwilling to serve, the proxies will be voted for the election of such person(s) as shall be recommended by the Board. The Board has no reason to believe that the nominees will be unable to serve.
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Board Nominees

			Committees
Nominee	Age	Director Since	Audit	Board Governance and Nominating	Human Capital Management and Compensation	Finance	Risk Management Technology and Innovation	Executive
Katherine H. Antonello	57	2021				Member	Member	Member
John M. de Figueiredo	56	2019		Member			Member
Prasanna G. Dhoré	60	2015		Member			Chair	Member
Valerie R. Glenn	67	2006		Chair	Member			Member
Barbara A. Higgins	55	2018		Member	Chair
James R. Kroner	60	2013	Member			Chair		Member
Michael J. McColgan	66	2017	Chair				Member	Member
Michael J. McSally	64	2013			Member			Chair
Jeanne L. Mockard	58	2018	Member			Member
Alex Perez-Tenessa	47	2022				Member	Member

10 ongoing directors	6.3 years average tenure of independent directors
40% female directors	90% independent directors

____________________________________________________________________________
The Board of Directors unanimously recommends that stockholders vote FOR the nominees listed above.
____________________________________________________________________________
ii | 2022 Proxy Statement

Proposal 2 - Advisory Vote to Approve Executive Compensation (page 21)
We are asking stockholders to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. The Board believes that our compensation program is one that rewards the achievement of specific financial goals, aligns executive officers' interests with those of our stockholders, and motivates our executives to increase stockholder value without encouraging excessive risk-taking.
Overview of Our 2021 Executive Compensation Program
We believe our executive compensation program:
•Provides total target direct compensation opportunities that are within the competitive range for executives with similar roles in our peer group;
•Aligns pay and performance by linking incentive compensation with combined ratio and adjusted return on stockholders' equity (“AROE”) metrics, which are key financial drivers of our stock price;
•Emphasizes long-term equity compensation tied to AROE and stock price; and
•Discourages excessive or undue risk-taking.
2021 Company Performance Highlights
•Our net income in 2021 was $119.8 million, and our net income per diluted share was $4.19;
•Our total investments plus cash and cash equivalents at December 31, 2021 were greater than $2.8 billion;
•Our investment portfolio generated net investment income of $72.7 million;
•We grew book value per share from $42.46 at December 31, 2020, to $43.73 at December 31, 2021, which represents a 5.3% increase after taking into account $1.00 of dividends declared in 2021;
•In 2021, we decreased underwriting expenses by 12%, or $21.1 million, from our underwriting expenses in 2020;
•Our customer service initiatives delivered strong new business opportunities, as evidenced by increases in new business submissions, quotes and binds in the majority of the states in which we operate;
•We achieved a record number of ending policies in-force of 111,350, up 8% year-over-year;
•Our digital insurance platform, Cerity, which we launched in 2019, increased net written premiums by 400% during 2021 compared to 2020;
•We achieved an Adjusted GAAP Calendar Year Combined Ratio of 97.6%, which was better than the pre-established bonus award hurdle of 107.7%; and
•We achieved a two-year average AROE for calendar years 2020 and 2021 of 6.5%, which is the metric tied to our performance share (“PSUs”) grants to the named executive officers.
2022 Proxy Statement | iii

2021 Compensation Decision Highlights
Based on application of our compensation principles to the Company’s 2021 results, consideration of the Company’s performance and the individual performance of the named executive officers, and the other relevant factors described in our Compensation Disclosure and Analysis beginning on page 22, the Human Capital Management and Compensation Committee approved the 2021 compensation decisions shown in the table below for our named executive officers. This table is not a substitute for, and should be read together with, the Summary Compensation Table on page 39 which presents named executive officer compensation paid, accrued, or awarded for 2021 in accordance with Securities and Exchange Commission disclosure rules and includes additional compensation elements and other important information.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Katherine H. Antonello President and Chief Executive Officer (1)	600,329	—	922,733	—	910,000	—	137,667	2,570,729
Michael S. Paquette Executive Vice President, Chief Financial Officer	509,954	—	605,145	—	459,550	—	99,582	1,674,231
Lori A. Brown Executive Vice President, Chief Legal Officer	362,738	—	374,649	—	227,700	—	52,587	1,017,674
Christopher W. Laws Executive Vice President, Chief Actuary	303,381	93,750	259,777	—	210,112	—	76,090	943,110
Jeffrey C. Shaw Executive Vice President, Chief Information Officer	346,153	—	474,610	—	227,700	—	48,713	1,097,176
Douglas D. Dirks Former President and Chief Executive Officer (1)	441,971	—	1,184,664	—	265,375	—	423,861	2,315,871
(1) Mr. Dirks retired as the Company's President and Chief Executive Officer on April 1, 2021. Effective April 1, 2021, Ms. Antonello was promoted to President and Chief Executive Officer.
____________________________________________________________________________
The Board of Directors unanimously recommends that stockholders vote FOR the approval of the compensation paid to the Company's named executive officers.
____________________________________________________________________________
iv | 2022 Proxy Statement

Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm (page 56)
•The Audit Committee of the Board has appointed Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm for the year ending December 31, 2022.
•Ernst & Young has served as the Company’s independent registered public accounting firm since 2002.
•Each year, the Audit Committee evaluates the qualifications and performance of the Company’s independent registered public accounting firm and determines whether to re-engage the current independent registered public accounting firm.
•Based on this evaluation, the Audit Committee believes that the continued retention of Ernst & Young is in the best interests of the Company and its stockholders.
•As a matter of good governance, we are asking stockholders to ratify the appointment of Ernst & Young as our independent auditors for 2022.
____________________________________________________________________________
The Board of Directors unanimously recommends that stockholders vote FOR the ratification of our independent registered public accounting firm.
____________________________________________________________________________
2022 Proxy Statement | v

General Information
This proxy statement, the accompanying proxy card and the 2021 Annual Report to stockholders of Employers Holdings, Inc. (the “Company” or “Employers Holdings”) are being made available on or about April 14, 2022 in connection with the solicitation on behalf of the Board of Directors of the Company of proxies to be voted at the 2022 Annual Meeting of Stockholders to be held on Thursday, May 26, 2022, and any postponement(s), adjournment(s), or other delay(s) thereof.
Due to the ongoing public health impact and as part of our precautions regarding the ongoing coronavirus (COVID-19) pandemic, we are planning for the possibility that the annual meeting may be held solely by means of remote communication (a virtual meeting). If we determine that a change to virtual meeting format is advisable or required, we will announce the decision to do so in advance and in accordance with Securities and Exchange Commission, or SEC, regulations and Nevada law. Details on how to participate will be available at www.employers.com/proxy.
Who May Vote
All holders of the Company's common stock, par value $0.01 per share, as of the close of business on the record date, March 28, 2022, are entitled to vote at the annual meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. On the record date, there were 27,738,429 shares of common stock outstanding and entitled to vote at the annual meeting.
Notice and Access
Pursuant to rules adopted by the SEC, we are providing access to our proxy materials over the Internet. On or about April 14, 2022, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials,” which tells stockholders how to access and review the information contained in the proxy materials and how to submit their proxies over the Internet or by telephone. We believe that utilizing this e-proxy process expedites stockholder receipt of proxy materials, lowers the costs associated with the production and distribution of proxy materials, and reduces the environmental impact of our annual meetings. You may not receive a printed copy of the proxy materials unless you request the materials by following the instructions included in the notice. In addition, by following the instructions included in the notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Your election to receive proxy materials in printed form by mail or by email will remain in effect until you terminate such election.
Quorum
Unless otherwise required by applicable law or the Company's Articles of Incorporation or Bylaws, both as amended and restated, a majority of the voting power of the issued and outstanding common stock entitled to vote, including the voting power that is represented in person or by proxy, regardless of whether any such proxy has the authority to vote on all matters, shall constitute a quorum for the transaction of business at the annual meeting. Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the proposals to be voted upon) will be counted for the purpose of determining whether a quorum exists. There are no cumulative voting rights.
Beneficial Owner Voting
If you own shares of common stock held in “street name” by a bank or brokerage firm and you do not instruct your bank or broker how to vote your shares using the instructions that your bank or broker provides to you, your bank or broker may not be able to vote your shares. If you give your bank or broker instructions, your shares will be voted as you direct. If you do not give instructions, whether the bank or broker can vote your shares depends on whether the proposal is considered “routine” or “non-routine” under New York Stock Exchange, or NYSE, rules. If a proposal is routine, a bank or broker holding
2022 Proxy Statement | 1

shares for a beneficial owner in street name may vote on the proposal without voting instructions from the beneficial owner. If a proposal is non-routine, the bank or broker may vote on the proposal only if the beneficial owner of the shares has provided voting instructions. A broker non-vote occurs when the bank or broker is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions. Proposal 3, the proposal to ratify the appointment of Ernst & Young LLP as the Company's independent accounting firm, is the only proposal at the annual meeting that is considered routine.
Annual Meeting Admission
Seating will be limited at the annual meeting. All attendees will need to present a form of government-issued photo identification to be admitted to the annual meeting. No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the annual meeting.
If your shares are held in “street name” and you wish to attend the annual meeting in person, you must bring an account statement or letter from your bank or broker showing that you are the beneficial owner of your shares as of the record date in order to be admitted to the annual meeting. If you hold your shares in “street name” and wish to vote by ballot at the annual meeting, you must bring a “legal proxy” from your bank or broker.
Votes Required
Directors are elected in an uncontested election by a majority voting standard, meaning the votes “for” a director nominee must exceed the votes “against” that director nominee. In the election of directors, abstentions from voting and broker non-votes will be disregarded and have no effect on the outcome of the vote.
Approval of the advisory (non-binding) vote to approve the compensation paid to the Company's named executive officers requires that the number of votes cast in favor of the proposal to exceed the number of votes cast in opposition to the proposal. The results of this vote are not binding on the Board. For the advisory (non-binding) vote to approve the compensation paid to the Company's named executive officers, abstentions from voting and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.
Approval of the proposal to ratify the appointment of Ernst & Young LLP as the Company's independent accounting firm requires the number of votes cast in favor of the proposal to exceed the number of votes cast in opposition to the proposal. Abstentions from voting and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.
How to Vote
You may vote your shares in any of the following ways:
•by telephone at 1-866-883-3382 anytime before 11:59 p.m., Central Daylight Time, on Wednesday, May 25, 2022;
•by the Internet at www.proxypush.com/eig anytime before 11:59 p.m., Central Daylight Time, on Wednesday, May 25, 2022;
•by signing and dating the enclosed proxy card and returning it as soon as possible (a postage prepaid envelope is included for your convenience); or
•in person by ballot at the annual meeting.
How Proxies Will be Voted
All properly executed proxies, unless revoked as described below, will be voted at the annual meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by that proxy will be voted as follows:
2 | 2022 Proxy Statement

•FOR the election of the ten director nominees named in this proxy statement to serve a one-year term expiring at the 2023 Annual Meeting of Stockholders;
•FOR approval of the compensation paid to the Company's named executive officers;
•FOR ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2022; and
•at the discretion of the proxyholders with regard to any other matter that is properly presented at the annual meeting.
Revoking a Proxy
If you vote by proxy, you may revoke your proxy at any time before it is voted at the annual meeting. You may do this by:
•delivering a written notice (before the annual meeting) revoking your proxy to the Corporate Secretary, Employers Holdings, Inc., at 10375 Professional Circle, Reno, Nevada 89521; or
•delivering a new proxy (before the annual meeting) bearing a date after the date of the proxy being revoked; or
•voting in person by ballot at the annual meeting.
Inspectors of Election
In accordance with the Company's Bylaws, Michael J. McSally, Chair of the Board, has appointed representatives of Morrow Sodali LLC and EQ Shareowner Services to be the inspectors of election at the annual meeting. The inspectors of election are not officers or Directors of the Company. They will receive and canvass the votes given at the annual meeting and certify the results.
About the Company
Employers Holdings, Inc. became the name of the Company concurrent with its initial public offering and the completion of the conversion of EIG Mutual Holding Company (“EIG”) from a Nevada mutual holding company to a Nevada stock corporation on February 5, 2007. EIG and its wholly-owned direct subsidiary, Employers Group, Inc. (“EGI”), were formed on April 1, 2005 in conjunction with the conversion of Employers Insurance Company of Nevada, a mutual insurance holding company (“EICN”), into a Nevada stock corporation. EICN commenced operations as a private mutual insurance company on January 1, 2000, when it assumed the assets, liabilities and operations of the former Nevada State Industrial Insurance System pursuant to legislation passed in the 1999 Nevada Legislature. Employers Compensation Insurance Company (“ECIC”), a wholly-owned subsidiary of EGI, began to operate under the Employers trade name when we acquired renewal rights and certain other tangible and intangible assets from Fremont Compensation Insurance Group and its affiliates in 2002. Employers Preferred Insurance Company (“EPIC”) and Employers Assurance Company (“EAC”), are wholly-owned subsidiaries of EGI and began to operate under the Employers trade name when we completed the acquisition of AmCOMP Incorporated (“AmCOMP”) on October 31, 2008. In connection with the acquisition of AmCOMP, we also acquired EIG Services, Inc. Additionally, Cerity Group, Inc. (“CGI”), a wholly-owned subsidiary of EIG, and Cerity Services, Inc. (“CSI”), a wholly-owned subsidiary of CGI, were formed on May 22, 2018. Cerity Insurance Company (“CIC”), is a wholly-owned subsidiary of CGI and began to operate under the Cerity trade name shortly after we completed the acquisition of PartnerRe Insurance Company of New York on July 31, 2019.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 26, 2022.
The Proxy Statement and 2021 Annual Report to stockholders are available at www.proxydocs.com/eig.
2022 Proxy Statement | 3

Proposal 1 - Election of Directors
Nominees for Election as Directors
The Company's full Board currently consists of eleven directors. On March 1, 2022, Richard W. Blakey, a current director, notified the Board that he would not seek re-election, and that his service as a director would end immediately following the 2022 Annual Meeting. Dr. Blakey has served on the Board of Directors of Employers Holdings and its predecessor companies since 2005. The Company and the Board thank Dr. Blakey for his distinguished service to the Company and its stockholders.
On March 2, 2022, the Board announced the appointment of Alejandro (Alex) Perez-Tenessa to the Board, effective March 2, 2022.
The Board, with each nominee abstaining on the vote for herself or himself, nominated the ten director candidates identified below for election at the 2022 Annual Meeting of Stockholders, to hold office until the next succeeding annual meeting of stockholders or until their successors have been duly elected or appointed and qualified. All nominees are current members of the Board.
The Board Governance and Nominating Committee considered each nominee’s experiences, qualifications, attributes, and skills when determining the current performance of the Board. The Board Governance and Nominating Committee also reviewed the Board and committee evaluations, including individual peer-to-peer reviews, and considered the significant experience our directors have had working together on the Board. The Board evaluated the same criteria when it approved the nominees recommended by the Board Governance and Nominating Committee.
In considering the nominees, the Board Governance and Nominating Committee and the Board focused on the background and experiences of the nominees, as described in the biographies appearing below. The Board Governance and Nominating Committee and the Board concluded that the nominees for election provide the Company with an appropriate mix of experience, knowledge, education, and abilities to allow the Board to fulfill its responsibilities to the Company and its stockholders.
Each nominee has consented to being named in this proxy statement and to serve as a director, if elected. Should any of the nominees become unable or unwilling to serve, the proxies will be voted for the election of such person(s) as shall be recommended by the Board. The Board has no reason to believe that the nominees will be unable to serve.
Except as otherwise indicated, each nominee has had the same principal occupation or employment during the past five years. The information provided is as of April 1, 2022, unless otherwise indicated.

4 | 2022 Proxy Statement

Katherine H. Antonello

Principal Occupation:	Director Since: 2021
President and Chief Executive Officer of Employers Holdings, Inc.	Committee Memberships:
Age: 57	Executive
Other current public company directorships: None	Finance
Previous public company directorships in last five years: None	Risk Management, Technology and Innovation

Experience
Ms. Antonello has served as a Director and the President and Chief Executive Officer of the Company since April 2021. She also serves as a Director and Chief Executive Officer of each of the Company’s wholly-owned subsidiaries. Ms. Antonello joined the Company in August 2019 as its Executive Vice President, Chief Actuary. Prior to joining the Company, Ms. Antonello served as the Chief Actuary for the National Council on Compensation Insurance (NCCI) from June 2013 to July 2019. Ms. Antonello earned her Bachelor of Science degree in Mathematics from Birmingham-Southern College. She is a Fellow of the Casualty Actuarial Society, a Fellow of the Society of Actuaries, and a Member of the American Academy of Actuaries. In addition, she currently serves as President and as a board member of the Casualty Actuarial Society and as an advisory board member of Kids Chance of America.

Skills and Qualifications
Ms. Antonello’s qualifications to serve on the Board include, among other factors, her unique blend of over 25 years of deep workers’ compensation insurance experience having held leadership roles in actuarial, policy services and internal audit functions. Her work with carriers, workers’ compensation bureaus, and consulting firms gives her a broad perspective on the industry.

João (John) M. de Figueiredo

Principal Occupation:	Director Since: 2019
Professor	Independent
Age: 56	Committee Memberships:
Other current public company directorships: None	Board Governance and Nominating
Previous public company directorships in last five years: None	Risk Management, Technology and Innovation

Experience
Dr. de Figueiredo has been a professor at Duke University since 2010 and is currently the Russell M. Robinson II Professor of Law, Strategy, and Economics at the Duke University Law School and Fuqua School of Business. Prior to joining Duke, Dr. de Figueiredo held faculty positions at the UCLA Anderson School of Management, UCLA Law School, and the MIT Sloan School of Management. He has also served as a strategic management consultant at Monitor Company. His research specializes in business and innovation strategies in regulated industries. His scholarly articles, papers, and reviews on strategy, innovation, economics, and business-government interactions have appeared in numerous scholarly and management journals in a variety of disciplines. Dr. de Figueiredo received a Ph.D. in Business and Public Policy from the University of California, Berkeley, an M.Sc. degree in Economics from the London School of Economics, and an A.B. degree from Harvard University, and he has been a Research Associate with the National Bureau of Economic Research since 2007.

Skills and Qualifications
Dr. de Figueiredo’s qualifications to serve on the Board include, among other factors, his knowledge, research, and expertise in areas of competitive strategy, disruptive and incremental innovation, strategy implementation and organizational change, data analytics, and corporate regulatory and political strategy.

2022 Proxy Statement | 5

Prasanna G. Dhoré

Principal Occupation:	Director Since: 2015
President, Data & Analytics Solutions at Fiserv, Inc.	Independent
Age: 60	Committee Memberships:
Other current public company directorships: None	Board Governance and Nominating
Previous public company directorships in last five years: None	Executive
Risk Management, Technology and Innovation (Chair)

Experience
Mr. Dhoré is the President, Data & Analytics Solutions at Fiserv, Inc., a global provider of payments and financial services technology solutions. Mr. Dhoré was the Chief Data & Analytics and Innovation Officer at Equifax, Inc., one of the three largest American consumer credit reporting agencies, from August 2012 to August 2021. Prior to joining Equifax in 2012, Mr. Dhoré served as Vice President of Global Customer Intelligence of Hewlett Packard. He also served as Senior Vice President of Mellon Financial Corporation and Executive Vice President of Dreyfus Service Corporation. Mr. Dhoré received a Master of Science degree in Statistics and Operations Research from New York University’s Leonard N. Stern School of Business, a Master of Business Administration from Kansas State University, and a Bachelor of Science degree in Mechanical Engineering from University of Mysore and is a Chartered Financial Analyst (“CFA”).

Skills and Qualifications
Mr. Dhoré’s qualifications to serve on the Board include, among other factors, his experience as Chief Data & Analytics and Innovation Officer of Equifax, Inc., his experience and expertise in the areas of big data analytics, customer engagement and development, customer insights, marketing, brand management, customer relationship management (CRM), and strategic planning across technology, financial services and publishing verticals.

Valerie R. Glenn

Principal Occupation:	Director Since: 2006
Director and Private Investor	Independent
Age: 67	Committee Memberships:
Other current public company directorships: None	Board Governance and Nominating (Chair)
Previous public company directorships in last five years: None	Executive
Human Capital Management and Compensation

Experience
Ms. Glenn was President and CEO and majority owner of MPR, a Nevada corporation, (dba The Glenn Group, a privately held marketing communications firm in Nevada; and dba Wide Awake, a national marketing communications firm focused on the gaming and hospitality industries). After nearly 50 years in business, Ms. Glenn announced her retirement and closed the business on March 1, 2019. Ms. Glenn had been co-owner and publisher of Visitor Publications, Inc., which published the Reno/Tahoe Visitor, from January 1998 until May 2012 when she sold the company to Morris Publishing. She was a founding partner in the advertising sales firm of Kelley-Rose Advertising, Inc. from 1981 to 1994. Ms. Glenn began her advertising career in San Francisco in 1976 with international advertising agency Dancer Fitzgerald Sample. Ms. Glenn is a past chairman of the boards of the Nevada Museum of Art, Economic Development Authority of Western Nevada, Reno-Sparks Chamber of Commerce, Nevada Women’s Fund, and University of Nevada College of Business Advisory Board. She currently serves as a member of the Board of Directors and Past President of the Nevada Chapter of the International Women’s Forum and is a member of the NACD Pacific Southwest/Nevada Region Advisory Board. Ms. Glenn received a Bachelor of Arts degree from the University of Nevada, Reno.

Skills and Qualifications
Ms. Glenn’s qualifications to serve on the Board include, among other factors, her leadership experience as the Chief Executive Officer and majority owner of a marketing company, her understanding of the needs of small business owners, her extensive service in, and leadership with, various charitable organizations, and her experience and expertise in marketing, distribution and public affairs.

6 | 2022 Proxy Statement

Barbara A. Higgins

Principal Occupation:	Director Since: 2018
Advisor	Independent
Age: 55	Committee Memberships:
Other current public company directorships: None	Board Governance and Nominating
Previous public company directorships in last five years: None	Human Capital Management and Compensation (Chair)

Experience
Ms. Higgins retired from Duke Energy Corporation ("Duke Energy") in December 2021 and currently serves as an advisor to Duke Energy. From August 2017 through December 2021, Ms. Higgins served as the Chief Customer Officer for Duke Energy, with focus on designing end-to-end strategies for measurement, valuation and improvement of the residential and commercial customer experience and had also served as its Customer Experience Advisor. Previously, from May 2015 to August 2017, she was a consultant. Ms. Higgins served as Chief Customer Officer for Allstate Insurance Company from May 2011 to April 2015. Prior to that, she led Customer Experience at United Airlines, Inc., following a nearly 19 year career at The Walt Disney Company (“Disney”) where she served in every Disney-owned and operated theme park location worldwide. From 2013 to the end of 2018, she served as a Director at DeVry University and was an advisory board member from November 2011-2013. Ms. Higgins received a Bachelor of Science degree from Cornell University, School of Hotel Administration and a Master of Business Administration from the University of Florida, Warrington College of Business Administration.
Skills and Qualifications
Ms. Higgins’ qualifications to serve on the Board include, among other factors, her nearly 35 years of experience in customer experience management designing end-to-end strategies for measurement, valuation, improvement, risk assessment, communications, research, and engagement for large multi-national companies spanning from power, insurance, airlines, and hospitality, as well as her previous board experience.

James R. Kroner

Principal Occupation:	Director Since: 2013
Consultant	Independent
Age: 60	Committee Memberships:
Other current public company directorships: None	Audit
Executive
Previous public company directorships in last five years: None	Finance (Chair)

Experience
Mr. Kroner was formerly the Chief Financial Officer and Chief Investment Officer of Endurance Specialty Holdings Ltd., which he co-founded in 2001 and from which he retired in December 2005. In addition, he served on its Executive Committee and its Board of Directors. Since his retirement, Mr. Kroner has served as a consultant to various insurance companies and as a private investor. Mr. Kroner served on the Boards of Terra Industries Inc. and Global Indemnity plc and its U.S. insurance subsidiaries. Prior to founding Endurance, Mr. Kroner was Managing Director at Fox Paine & Company LLC and served as a Managing Director and co-head of insurance industry investment banking in the Americas for JP Morgan & Co. Mr. Kroner received a bachelor’s degree in International Relations from Northwestern University and a master’s degree in Management from Northwestern University’s Kellogg School of Management.

Skills and Qualifications
Mr. Kroner’s qualifications to serve on the Board include, among other factors, his experience as Chief Financial Officer, Chief Investment Officer and board member of a publicly-traded insurance company that he co-founded, his consulting experience to various insurance companies, as well as his service as a director to other insurance companies, and his experience and expertise in the areas of insurance, management, finance, investments, and investment banking.

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Michael J. McColgan

Principal Occupation:	Director Since: 2017
Director and Private Investor	Independent
Age: 66	Committee Memberships:
Other current public company directorships: None	Audit (Chair)
Executive
Previous public company directorships in last five years: None	Risk Management, Technology and Innovation

Experience
Until July 2017, Mr. McColgan was a Partner with PricewaterhouseCoopers LLP (“PwC”) providing assurance, risk management, business advisory, and other services to clients primarily in the Financial Services Industry. During his 38 year career with PwC, including 27 years as a Partner, Mr. McColgan held various leadership positions, including serving as the East Region Assurance Leader, the firm’s largest Assurance Practice, Managing Partner of the New York Metro Insurance Practice and Managing Partner of the Northeast Financial Services and Insurance Practices. He was also a member of the PwC Extended Leadership Team and served as the Global Engagement Partner for several of PwC’s largest insurance company clients. Mr. McColgan also serves as a Director of Point32Health, Inc. formed in 2021 through the merger of Tufts Health Plan, Inc. and Harvard Pilgrim Health Care, Inc. Mr. McColgan received a bachelor’s degree in Accounting from Villanova University, is a Certified Public Accountant, and is a member of the American and Pennsylvania Institutes of Certified Public Accountants.
Skills and Qualifications
Mr. McColgan’s qualifications to serve on the Board include, among other factors, his experience as a Partner at PwC and the various leadership positions held and his significant experience and expertise in the areas of assurance, risk management, and advising businesses primarily in the financial services industry.

Michael J. McSally

Principal Occupation:	Director Since: 2013
Director and Private Investor	Independent
Age: 64	Committee Memberships:
Other current public company directorships: None	Executive (Chair)
Human Capital Management and Compensation
Previous public company directorships in last five years: None

Experience
Mr. McSally has been the Chair of our Board of Directors since May 2020. Mr. McSally retired in 2010 and is currently a private investor with a focus on insurance and related businesses. In May 2016, Mr. McSally became a director of IAT Insurance Group. From December 2013 to October 2018, Mr. McSally was the majority owner and non-executive Chairman of Provider Insurance Group, LLC. Mr. McSally has served in various executive positions for OneBeacon Insurance Group, John Hancock Financial Services, Commercial Union Insurance Company, and York Insurance Group. He has also served on several boards of directors of privately held insurance companies and was an Executive Partner of Charter Oak Capital Partners, LP. Mr. McSally received a bachelor’s degree from Providence College, is a Fellow of the Casualty Actuarial Society and is a member of the American Academy of Actuaries.

Skills and Qualifications
Mr. McSally’s qualifications to serve on the Board include, among other factors, his experience as Chief Executive Officer, Chief Operating Officer, and in Senior Vice President positions to various insurance companies leading commercial and personal lines, distribution and agency management, as well as his service on several boards of privately held insurance companies and his significant experience and expertise in the areas of insurance, management and actuarial science.

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Jeanne L. Mockard

Principal Occupation:	Director Since: 2018
Private Investment Manager and Director	Independent
Age: 58	Committee Memberships:
Other current public company directorships: None	Audit
Finance
Previous public company directorships in last five years: None

Experience
Since 2009, Ms. Mockard has been the Principle at JLM Capital and Consulting performing services as a consultant to financial and technology companies and as an investor in startup businesses. Prior to that, she was a Managing Director and Portfolio Manager with Putnam Investments for over 20 years. Ms. Mockard is a CFA and currently serves as a Director, member of the Audit Committee and chair of the Finance Committee of Nuclear Electric Insurance Limited, Director of Silent Spring Institute, and as a member of the Endowment Committee for The Bryn Mawr School and Lutheran Deaconess Association. Ms. Mockard received a Bachelor of Science degree from Tufts University and a Master of Business Administration from the University of Virginia, Darden School of Business.

Skills and Qualifications
Ms. Mockard’s qualifications to serve on the Board include, among other factors, her experience with financial and technology companies and as an investor in startup businesses, as well as more than 20 years of experience managing large investment portfolios, and her extensive service on various boards and committees.

Alejandro (Alex) Perez-Tenessa

Principal Occupation:	Director Since: 2022
CEO	Independent
Age: 47	Committee Memberships:
Other current public company directorships: None	Finance
Risk Management, Technology and Innovation
Previous public company directorships in last five years: None

Experience
Mr. Perez-Tenessa is the founder and CEO of Trendio Live Inc., which was formed in July 2021. Prior to that, he served as Vice President, U.S. Prime Video at Amazon.com, Inc. from August 2019 to April 2021. He served as Vice President, Kindle Content at Amazon from April 2017 to August 2019. Prior to joining Amazon, he served as Vice President of Beauty and Personal Care of CVS Health from 2013 to April 2017. He also served as a Partner at McKinsey & Company from 2003 to 2013. Mr. Perez-Tenessa received a Master in Business Administration from Harvard University (Baker Scholar), as well as a bachelor’s degree and a master’s degree from ESSEC Business School in Paris, France.

Skills and Qualifications
Mr. Perez-Tenessa’s qualifications to serve on the Board include, among other factors, his unique expertise and experience in areas including transformational leadership, digital marketing, and optimization of customer experience through machine learning.
.

___________________________________________________________________________
The Board of Directors unanimously recommends that stockholders vote FOR the nominees listed above.
____________________________________________________________________________
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Director Nomination Procedures
The Board Governance and Nominating Committee has adopted Procedures and Criteria for Nomination to assist it in reviewing and evaluating director nominees. These procedures identify qualifications that should be considered when comparing and evaluating director nominees from any source. The general criteria include background and experience, and an appropriate mix of professional experience or training in accounting, finance, technology, management, marketing, securities, and the law. The specific criteria to be reviewed by the Board Governance and Nominating Committee include, but are not limited to, the following: integrity; ability to work with others; experience at a senior level in a particular industry; commitment; financial literacy; an understanding of board governance; no conflict of interest with the Company; and the ability to satisfy the independence requirements of the NYSE and the SEC.
The Board Governance and Nominating Committee may also seek to have the Board represent a diversity of backgrounds and experience. Although the Board Governance and Nominating Committee does not have a written diversity policy, it considers diversity of knowledge, skills and professional experience as factors in evaluating candidates for the Board. The Board Governance and Nominating Committee assesses its achievement of diversity through its review of Board composition as part of the annual Board self-evaluation process. The Board Governance and Nominating Committee is responsible for assessing the appropriate balance of the various criteria required of Board members.
The Company’s Bylaws provide that no person (other than a person nominated by, or on behalf of, the Board or any authorized committee thereof) will be eligible to be elected a director at an annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, unless a written stockholder’s notice, in proper form, is received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If the annual meeting is not called for a date that is within 25 days of the anniversary date of the immediately preceding annual meeting, a stockholder’s notice must be given not later than the close of business 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.
The Board Governance and Nominating Committee will also consider director candidates recommended by stockholders. Any director recommendations by stockholders should be submitted in writing to the Corporate Secretary, Employers Holdings, Inc., at 10375 Professional Circle, Reno, Nevada 89521, and must include the following information:
•as to each person the stockholder recommends as a director:
◦the name, age, business address and residence address of the person;
◦the principal occupation or employment of the person;
◦the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person; and
◦the other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and
•as to the stockholder making the recommendation:
◦the name and record address of such stockholder;
◦the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such stockholder;
◦a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are made by such stockholder; and
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◦any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.
Such recommendation must be accompanied by a written consent of each person recommended to being named as a nominee and to serve as a director if elected. If any additional materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials will be forwarded to the Board Governance and Nominating Committee. Following verification of the stockholder status of person(s) recommending the candidate(s), the Board Governance and Nominating Committee will consider the recommendations at a regularly scheduled meeting. The Board Governance and Nominating Committee will evaluate director candidates recommended by stockholders in the same manner as other candidates.
The Board Governance and Nominating Committee may, if it determines to do so, utilize a search firm to assist in its review of any potential director candidates.
Majority Vote Policy in Uncontested Director Elections
The Company's majority voting policy provides that a director nominee must receive a majority of votes cast, as contemplated by the Company's Bylaws, in order to be elected or reelected to the Board, except that if as of a date that is 14 days in advance of the date that the Company files its definitive proxy statement with the SEC (regardless of whether or not thereafter revised or supplemented) the number of nominees exceeds the number of directors to be elected (a contested election), then the directors will be elected by the vote of a plurality of shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If an incumbent director fails to receive a majority of the votes cast for reelection in an uncontested election (where the number of nominees does not exceed the number of directors to be elected), then such director will, promptly following certification of the stockholder vote, offer his or her resignation to the Board for consideration in accordance with the following procedures. All of these procedures shall be completed within 90 days following certification of the stockholder vote.
The Board, through its Qualified Independent Directors (as defined below), shall evaluate the best interests of the Company and its stockholders and shall decide the action to be taken with respect to such offered resignation, which may include, without limitation: (1) accepting the resignation; (2) accepting the resignation effective as of a future date not later than 180 days following certification of the stockholder vote; (3) rejecting the resignation but addressing what the Qualified Independent Directors believe to be the underlying cause of the failure to receive a majority of the votes cast; (4) rejecting the resignation but resolving that the director will not be re-nominated in the future for election; or (5) rejecting the resignation.
In reaching their decision, the Qualified Independent Directors shall consider all factors they deem relevant, including but not limited to: (1) any stated reasons why stockholders did not vote for such director; (2) the extent to which the votes “against” exceed the votes “for” the election of the director and whether the votes “against” represent a majority of the Company's outstanding shares of common stock; (3) any alternatives for curing the underlying cause of the “against” votes; (4) the director's tenure; (5) the director's qualifications; (6) the director's past and expected future contributions to the Company; (7) the overall composition of the Board, including whether accepting the resignation would cause the Company to fail or potentially fail to comply with any applicable law, rule or regulation of the SEC or the NYSE Rules; and (8) whether such director's continued service on the Board for a specified period of time is appropriate in light of current or anticipated events involving the Company.
Following the decision of the Qualified Independent Directors, the Company shall, within four business days, disclose publicly in a document furnished or filed with the SEC the decision as to whether or not to accept the resignation offer. The disclosure shall also include a description of the process by which the decision was reached, including, if applicable, the reason or reasons for rejecting the offered resignation.
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A director who is required to offer his or her resignation in accordance with this policy shall not be present during the deliberations or voting as to whether to accept his or her resignation or, except as otherwise provided below, a resignation offered by any other director in accordance with this policy. Prior to voting, the Qualified Independent Directors may afford the affected director an opportunity to provide any information or statement that he or she deems relevant.
For purposes of this policy, “Qualified Independent Directors” means all directors who are (1) independent directors (as defined in accordance with the NYSE Rules) and (2) not required to offer their resignations in connection with an election in accordance with this policy. If there are fewer than three independent directors then serving on the Board who are not required to offer their resignations in accordance with this policy, then the Qualified Independent Directors shall mean all of the independent directors, and each independent director who is required to offer his or her resignation in accordance with this policy shall recuse himself or herself from the deliberations and voting only with respect to his or her individual offer to resign.
All nominees for election or reelection as a director in an uncontested election shall be deemed, as a condition to being nominated, to have agreed to abide by this policy and, if applicable, shall offer to resign and shall resign if requested to do so in accordance with this policy (and shall, if requested, submit an irrevocable resignation letter, subject to this policy, as a condition to being nominated for election).
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Board Matters and Corporate Governance
Corporate Governance Guidelines
The Board has adopted the Corporate Governance Guidelines of Employers Holdings, Inc. (the “Guidelines”), which are available on our website at www.employers.com, and the Company will furnish a print copy to any stockholder who requests it. The Guidelines were adopted to assist the Board in fulfilling its responsibilities and are in compliance with Section 303A of the NYSE Listed Company Manual (the “Listing Standards”).
Director Independence
In accordance with the rules of the NYSE, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with the Guidelines, which include all elements of independence set forth in Section 303A of the Listing Standards. Specifically, the Board has agreed that it shall be comprised of a majority of directors who qualify as independent directors under the Listing Standards.
The Guidelines provide that the Board reviews annually the relationships that each director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Following such annual review, only those directors who the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) will be considered independent directors, subject to additional qualifications prescribed under the Listing Standards or applicable law. The Board may, but has not, adopted categorical standards to assist it in determining director independence. In the event that a director becomes aware of any change of circumstances that may result in such director no longer being considered independent under the Listing Standards or applicable law, the director shall promptly inform the Chair of the Board Governance and Nominating Committee.
Based on its review, the Board has determined that all non-employee directors are independent.
Board Leadership Structure
The Board believes that there is no single best organizational model that is the most effective in all circumstances and that the stockholders’ interests are best served by allowing the Board to retain the flexibility to determine the optimal organizational structure for the Company at a given time, including whether the role of Chair of the Board should be held by an independent director or a senior executive who serves on the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, and are in the best position to evaluate the needs of the Company and how to best organize the capabilities of the directors and management to meet those needs.
The Board has determined that having Mr. McSally, an independent director, serve as Chair of the Board is in the best interest of the Company’s stockholders at this time. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures, and is useful in establishing a system of corporate checks and balances. In addition, as managing the Board can be a time-intensive responsibility, this structure permits Ms. Antonello, our President and Chief Executive Officer, to focus on the management of the Company’s day-to-day operations.
Lead Independent Director Policy
The Guidelines provide that if the Chair of the Board is not an independent director, the Company's independent directors will designate one of the independent directors on the Board to serve as a lead independent director (the “Lead Independent Director”). If the Chair of the Board is an independent
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director, then he or she satisfies the Guideline's requirements for a Lead Independent Director. As described under “Board Leadership Structure” above, the Board is currently led by an independent Chair of the Board, Mr. McSally.
Board Committees
The Company has the following standing committees: Audit Committee, Board Governance and Nominating Committee, Human Capital Management and Compensation Committee, Executive Committee, Finance Committee, and Risk Management, Technology and Innovation Committee. The following table summarizes the current membership of the Board's standing committees and the number of meetings held in 2021.

Committees
	Audit	Board Governance and Nominating	Human Capital Management and Compensation	Finance	Risk Management, Technology and Innovation	Executive
Ms. Antonello				Member	Member	Member
Dr. Blakey			Member	Member		Member
Dr. de Figueiredo		Member			Member
Mr. Dhoré		Member			Chair	Member
Ms. Glenn		Chair	Member			Member
Ms. Higgins		Member	Chair
Mr. Kroner	Member			Chair		Member
Mr. McColgan	Chair				Member	Member
Mr. McSally			Member			Chair
Ms. Mockard	Member			Member
Mr. Perez-Tenessa				Member	Member
Meetings in 2021	5	5	10	4	5	0
Audit Committee
The Audit Committee assists the Board in monitoring the integrity of our financial statements, the adequacy of our system of internal controls, our independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention, termination, and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee.
The Audit Committee prepared the Audit Committee Report included in this proxy statement on page 57.
The Company's Audit Committee satisfies the independence and other requirements of the NYSE and the SEC. Each member of the Audit Committee is financially literate. In addition, the Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K of the Securities Act of 1933, as amended.
Board Governance and Nominating Committee
The purpose of the Board Governance and Nominating Committee is to identify and select qualified individuals to become members of the Board of Directors and its committees, to determine the composition of the Board of Directors and its committees, to recommend to the Board a slate of Director nominees for each annual meeting of stockholders, to develop and recommend to the Board of Directors sound corporate governance policies and procedures, to review succession plans of the Company's Chair and Chief Executive Officer, and to oversee the evaluation of the Board and committees. The Board Governance and Nominating Committee also provides oversight of the Company’s environmental, social,
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and governance ("ESG") programs, including receiving periodic updates from the Company’s management responsible for such programs, and oversees the Company's charitable giving programs.
Our Board Governance and Nominating Committee satisfies the independence and other requirements of the NYSE and the SEC.
Human Capital Management and Compensation Committee
The Human Capital Management and Compensation Committee, or the Compensation Committee, provides advice, direction and oversight of the Company's policies and strategies relating to culture and human capital management, including diversity, equity and inclusion, and is directly responsible for the Company's compensation plans, policies, programs and practices applicable to the Chief Executive Officer and other executive officers, including the Company's executive compensation plans, employee benefit plans, and incentive-compensation and equity-based plans. Specifically, the Compensation Committee determines the details of the compensation package for the Chief Executive Officer and other executive officers, with advice and recommendations from the Chief Executive Officer with respect to the compensation packages of the other executive officers; establishes the total compensation philosophy and strategy for the Company and its Board; administers our equity and incentive plan, incentive and discretionary bonuses, 401(k) plan and other benefits plans; and approves the salaries and bonuses for executive officers. The Compensation Committee may delegate to one or more of its members or to one or more executive officers or other agents those administrative duties it may deem advisable (including the authority to grant awards under the equity and incentive plan to non-officers), and it or its delegate may employ one or more persons to render advice with respect to any responsibility this committee or such person may have under the plan. The Compensation Committee also determines, adopts, and oversees the mandatory guidelines that require non-employee directors, named executive officers, and other members of senior management to attain and retain specific levels of ownership in Company stock.
The Compensation Committee prepared the Compensation Committee Report included in this proxy statement on page 38.
Our Compensation Committee satisfies the independence and other requirements of the NYSE and the SEC.
Executive Committee
The Executive Committee functions on behalf of the Board during intervals between meetings of the Board, as necessary. The Executive Committee may exercise all the powers of the Board in management of the business and affairs of the Company, except as limited by the Company's Articles of Incorporation and Bylaws, with respect to matters that are specifically reserved for another committee, and as set forth in its charter.
Finance Committee
The Finance Committee reviews and makes recommendations to the Board with respect to certain of our financial affairs and policies, including investments, investment policies and guidelines, financial planning, capital structure and management, stock dividend policy and dividends, stock repurchases, and strategic plans and transactions.
Risk Management, Technology and Innovation Committee
The Risk Committee's duties were expanded, and its name was changed to the Risk Management, Technology and Innovation Committee, in 2022. The Risk Management, Technology and Innovation Committee, or the Risk Committee, provides oversight of the Company's IT and cybersecurity risks and strategies, and oversees the Company's innovation strategies and risks. The Risk Committee approves and provides high-level oversight of the Company's enterprise-wide risk management framework and structure, including the Company's approach to risk management and the practices, guidelines, policies, processes, and governance structures necessary to execute the risk management program. The Risk Committee also approves, and monitors adherence to, the Company's risk appetite and risk tolerances, and provides input and direction on the most significant risks facing the Company.
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Committee Charters and Evaluations
Each committee has a written charter. Each committee charter is available on our website at www.employers.com. The Company will provide a print copy of any committee charter to any stockholder who requests it.
At least annually, or in the case of the Executive Committee in the years in which it meets, each committee reviews and evaluates its and each member's performance, including its compliance with its charter.
Committee Membership Rotation
The Board approved a process whereby the committee assignments and the chairs of various committees would rotate on a periodic basis. This process is intended to provide the directors with additional exposure to the responsibilities of the various committees and increase the depth of their experience. This process generally includes the requirement that an incoming chair of a committee must either be on the committee for at least one year before assuming the duties of the chair or must have prior experience on that committee. The changes to the committee and chair assignments generally occur each year following the annual meeting.
Board's Role in Risk Oversight
One of the Board's important functions is oversight of risk management. Risk is inherent in the business of the Company, and may include risk from external sources such as competitors, the economy and credit markets, regulatory and legislative developments, and other external forces. The Board's oversight, assessment, and decisions regarding risks occur in the context of and in conjunction with the other activities of the Board and its committees. While management is responsible for identifying risk and risk controls related to significant business activities, mapping the risks to the Company's strategy, and developing programs and recommendations to determine the sufficiency of risk identification and mitigation, the Board is responsible for promoting an appropriate culture of risk management and setting the tone at the top. The Board also provides oversight so that the Company has the necessary resources to proactively manage risk, including a periodic review of the development, experience, skills, and leadership of the Company's management and the employees who report to them. The Board committees provide oversight under the direction of their respective chairs.
The Risk Management, Technology and Innovation Committee oversees, among other things, the Enterprise Risk Management (ERM) program and the Information Security program. This structure insures that the Company's most critical risks are effectively monitored and communicated to the Board. The Risk Management, Technology and Innovation Committee focuses on the Company's ERM program including its framework, risk register and risk appetite. The Risk Management, Technology and Innovation Committee also focuses on IT and cybersecurity risks and strategies, along with the Company's Chief Information Security Officer, in order to understand these risks and the Company's mitigation strategies. The Risk Management, Technology and Innovation Committee also oversees the Company's innovation strategies and risks.
While the Board and the Risk Management, Technology and Innovation Committee have ultimate oversight responsibility for the risk management program, other committees of the Board also have specific responsibilities for risk management:
•The Audit Committee meets periodically with the Chief Financial Officer, Corporate Controller, General Counsel, Internal Auditor, and Ernst & Young with regard to the Company's risk management processes, controls, and capabilities. In addition, the Audit Committee reviews at least annually, the Company's legal and regulatory risks and the Company's compliance programs, the Company's Code of Conduct, and the Company's procedures regarding the receipt, retention and treatment of issues concerning internal controls, insurance premiums receivable, reinsurance recoverables, exposure to terrorism and catastrophes, and internal and external audit matters.
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•The Finance Committee oversees and provides review and oversight as to the Company's liquidity and capital needs and activities, the proper allocation and distribution of capital between the Company and its subsidiaries, dividend declarations, and other financial matters on an ongoing basis. The Finance Committee also monitors the Company's financial structure and reviews the Company's policies and procedures for risks or exposure to capital markets, our need for capital, our debt structure, the assessments or surcharges for which we may become liable and the restrictions and requirements of insurance laws.
•The Board Governance and Nominating Committee oversees the executive and Board Chair succession plans, the Company's compliance with the requirements of the NYSE and the SEC, and reviews the Company's governing documents, committee charters and other policies at least annually. The Board Governance and Nominating Committee is responsible for identifying and selecting individuals qualified to serve as members of the Board, recommending the committee structure to the Board, developing and recommending the Guidelines to the Board, and overseeing the evaluation of the Board and its committees. The Board Governance and Nominating Committee also provides oversight of the Company’s ESG programs, which includes receiving periodic updates from the Company’s management responsible for such programs, and oversees the Company's charitable giving programs.
•The Compensation Committee oversees the Company's culture and human capital management and the Company's compensation plans, policies, programs and practices applicable primarily to the Company's executive officers. The Compensation Committee establishes the overall benefit and compensation philosophy and administers our equity and incentive plan, incentive and discretionary bonuses, 401(k) plan and other benefits plans. The Compensation Committee is responsible for mitigating risk through responsible corporate governance and annually evaluates whether the Company's incentive compensation programs create material risks to the Company.
The majority of the Company's directors sit on more than one standing committee and this overlap helps ensure that the risk responsibilities of the various committees are well coordinated. Each committee chair makes a report on committee activities to the Board at least quarterly, which enables all Board members to continually review and evaluate risks that could affect the Company. In addition, directors are welcome to attend committee meetings of their choosing.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee during all or part of 2021 consisted of Dr. Blakey, Chair, and members Mses. Glenn and Higgins, and Mr. McSally. None of these Directors were at any time during 2021, or before, an officer or employee of Employers Holdings Inc. or any of its subsidiaries required to be disclosed under Item 404 of Regulation S-K of the Exchange Act. None of the executive officers of the Company or its subsidiaries served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officer served on the Company's, or its subsidiaries', boards of directors or their compensation committees.
Certain Relationships and Related Transactions
The Board has adopted the Related Person Transactions Policy and Procedures, which is available on our website at www.employers.com and a print copy will be made available to any stockholder who requests it. Among other things, this policy provides that any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $25,000, and in which any related person had, has or will have a direct or indirect material interest, must be reported to the Company not less than annually. The Audit Committee reviews these related party transactions at least annually and considers all of the relevant facts and circumstances available to the Audit Committee, including but not limited to: the benefits to the Company; the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a Director is a partner, stockholder or Executive Officer; the availability of other sources for comparable
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products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Audit Committee may approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and of our stockholders, as the Audit Committee determines in good faith.
No director, executive officer, or other significant officer has loans or other debt with Employers Holdings, Inc. or its subsidiaries.
As of December 31, 2021, BlackRock Inc. (BlackRock) managed a portfolio of bank loans and corporate fixed maturity securities with a fair value of $178.1 million, equity securities with a fair value of $71.5 million, and private equity limited partnerships with a fair value of $24.5 million on behalf of the Company. BlackRock reported having sole voting power with respect to 4,075,260 shares of common stock as of that date (representing 14.7% of the Company's outstanding common stock) and dispositive power with respect to 4,135,971 shares of common stock as of that date (representing 14.9% of the Company's outstanding common stock).
Pursuant to an Investment Management Agreement between the Company and BlackRock (the “IMA”), which governs management of the bank loans, the Company incurred investment management fees of $0.8 million during 2021, of which $0.2 million remained payable to BlackRock at December 31, 2021. Returns related to the Company's investments in open-end equity securities and private equity limited partnerships are net of management fees.
The Company's Audit and Finance Committees of the Board reviewed BlackRock's relationship with the Company prior to execution of the IMA.
Compensation Committee Use of Compensation Consultant
The Compensation Committee retained the services of Pay Governance, LLC (“Pay Governance”) to provide advice, guidance and recommendations with respect to executive and director compensation. The Company paid Pay Governance $170,174 for executive compensation services that it performed for the Compensation Committee in 2021. The Company did not retain Pay Governance to provide any services other than those related to executive and director compensation. Management did not retain a separate compensation consultant for the purposes of determining compensation for any of the NEOs in 2021.
In January 2021, the Compensation Committee assessed the independence of Pay Governance and confirmed that the Compensation Committee's engagement of Pay Governance and the work performed by Pay Governance for the Compensation Committee have not raised any conflicts of interest. The Compensation Committee's conclusions were based on the factors set forth by the SEC and in the NYSE Listing Standards and any other factors deemed relevant by the Compensation Committee for this purpose.
Director Compensation
For purposes of determining 2021 director compensation, the Compensation Committee, with the advice, guidance and recommendations of Pay Governance, discussed, analyzed, and reviewed the 2020 director compensation program during several Compensation Committee meetings to ensure that the directors' compensation: (1) remained reasonable and competitive, both generally and specifically when benchmarked against the director compensation for the same peer companies used to benchmark NEO compensation, (2) was consistent with best corporate practices, (3) met the goals and objectives of the Company, and (4) aligned directors' interests with those of our stockholders. Finding that director compensation was no longer competitive, Pay Governance recommended an increase to that compensation. Nevertheless, the Compensation Committee decided to forgo an increase for 2021 in light of the then-current economic environment as impacted by the COVID-19 pandemic.
Non-employee director compensation for 2021 was composed of an annual cash retainer and an award of restricted stock units ("RSUs"). The chair of the Board and of each of the Board’s committees are paid additional cash fees for their service. Each non-employee committee member is paid an additional cash
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fee for committee meeting attendance. No additional payments are made for attendance at Board meetings. Annual cash retainers, Board and committee chair fees, and committee meeting attendance fees are paid in quarterly installments, in arrears at the end of each quarter. After considering Pay Governance’s 2021 review of non-employee director compensation, the Compensation Committee decided to maintain the following non-employee director compensation for the 2021-2022 director term, without change.

	Board of Directors	Audit	Compensation	Other Committees
Board Member - annual cash retainer	$48,000	$—	$—	$—
Board Member - annual RSU award (1)	70,000	—	—	—
Chair of the Board	25,000	—	—	—
Committee Chair	—	15,000	12,500	10,000
Committee meeting attendance	—	1,750	1,500	1,500
(1)See table below for additional details regarding RSUs.

2021 Director Compensation
The following table sets forth a summary of the compensation paid to our non-employee directors in 2021:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
Richard W. Blakey(4)	81,500	69,998	—	—	—	699	152,197
João “John” M. de Figueiredo	63,000	69,998	—	—	—	251	133,249
Prasanna G. Dhoré	73,000	69,998	—	—	—	699	143,697
Valerie R. Glenn	80,500	69,998	—	—	—	699	151,197
Barbara A. Higgins	70,500	69,998	—	—	—	251	140,749
James R. Kroner	72,750	69,998	—	—	—	251	142,999
Michael J. McColgan	79,250	69,998	—	—	—	520	149,768
Michael J. McSally	88,000	69,998	—	—	—	845	158,843
Jeanne L. Mockard	62,750	69,998	—	—	—	699	133,447
Alejandro "Alex" Perez-Tenessa (5)	—	—	—	—	—	—	—
(1)Represents the portions of the annual cash fees for the 2020-2021 director term and the 2021-2022 director term earned in 2021.
(2)The amounts in the “Stock Awards” column relate to the RSUs granted in 2021 under our equity and incentive plan. Such grants of RSUs were made following the 2021 Annual Meeting of Stockholders to all non-employee directors serving as of that date and will vest on May 27, 2022. The fair market value of each share of common stock subject to the RSUs on May 27, 2021, the date of grant, was $41.74. As of December 31, 2021, each then-serving non-employee director had 1,677 unvested RSUs. Additional stock ownership information is set forth in the beneficial ownership table on page 54.
The amounts shown do not reflect compensation actually received by the non-employee director but rather represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. Dividend equivalents will be credited to those non-employee directors who elect to defer settlement of the RSUs generally until six months after termination of Board service, and will be converted into additional RSUs. There were no actual forfeitures of stock awards by any of our directors in 2021 and all other assumptions used to calculate the expense amounts shown are set forth in Note 14 to the 2021 Consolidated Financial Statements in the Company's 2021 Annual Report.
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(3)All Other Compensation includes the aggregate incremental costs associated with the non-employee directors' board activities.
(4)Dr. Blakey is not standing for re-election at the 2022 Annual Meeting.
(5)Mr. Perez-Tenessa became a non-employee director effective March 2, 2022, and therefore received no director compensation in 2021.
Director Stock Ownership
The Board believes its non-employee directors should accumulate and retain a level of ownership of our common stock to align the interests of the non-employee directors and the stockholders. Accordingly, the Compensation Committee has adopted mandatory guidelines that require the non-employee directors to attain and retain specific levels of ownership in Company stock. These guidelines reinforce the importance of aligning the interests of our non-employee directors with the interests of our stockholders and are intended to motivate such directors to reach and maintain appropriate levels of stock ownership. Under these guidelines, non-employee directors are required to own a minimum number of shares of Company stock equal to three times the annual cash retainer. The non-employee directors may accumulate the number of shares necessary to meet the minimum stock ownership level during the first three years after becoming a non-employee director. In the aggregate, the Company's non-employee directors received at least 44% of their 2021 annual board and committee compensation in the form of RSUs, with the exception of Mr. Perez-Tenessa, who was not a director in 2021.
Board Meetings and Annual Meeting Attendance
During the year ended December 31, 2021, there were 8 meetings of the Board. Each Director attended at least 75% of the aggregate of the meetings of the Board and the committees of the Board on which such Director served during 2021.
Directors are expected to attend the Company's annual meeting of stockholders. All directors attended the 2021 Annual Meeting of Stockholders.
Communications with the Board of Directors
Any interested party desiring to communicate with the Chair of the Board or any other director regarding the Company may contact such director by sending correspondence to: Employers Holdings, Inc., c/o Chief Legal Officer, 10375 Professional Circle, Reno, Nevada 89521-4802. Communications may also be sent electronically to: ChiefLegalOfficer@employers.com. Communications may be submitted anonymously and a sender may indicate whether he or she is a stockholder, customer, supplier, or other interested party.
All communications received as described above shall be opened by the Chief Legal Officer for the purpose of determining whether the contents represent a message to our directors and, depending on the facts and circumstances outlined in the communication, will be distributed to the Board, the non- employee directors, an individual director or committee of directors, as appropriate. The Chief Legal Officer distributes the communication to each director who is a member of the Board, or of the group or committee, to which the communication is directed.
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Proposal 2 – Advisory Vote to Approve Executive Compensation
As required by Section 14A of the Exchange Act and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, or NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis beginning on page 22 and the executive compensation tables and narrative discussion on pages 39 to 53 contained in this proxy statement. Accordingly, the following resolution will be submitted to a stockholder vote at the annual meeting:
“RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, executive compensation tables and narrative discussion, is hereby APPROVED.”
Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy and objectives. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
This vote is only advisory, will not be binding upon the Company or the Board, and will not create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. Because the Board values constructive dialogue on executive compensation and other important governance topics with our stockholders, it encourages all stockholders to vote their shares on this matter. The Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
____________________________________________________________________________
The Board of Directors unanimously recommends that stockholders vote FOR the approval of the compensation paid to the Company’s named executive officers.
____________________________________________________________________________
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Compensation Discussion and Analysis
Our Human Capital Management and Compensation Committee (the "Compensation Committee") believes that the most effective executive compensation program is one that rewards the achievement of specific financial and other performance goals, aligns executive officers' interests with those of our stockholders, and motivates our executives to increase stockholder value without encouraging excessive risk-taking.
Our executive compensation program continues to be tied to the Company's financial performance, supports our commitment to good compensation governance, and provides competitive compensation opportunities to attract, retain, and motivate our executives.
Summary
2021 Company Performance Highlights
•Our net income in 2021 was $119.8 million, and our net income per diluted share was $4.19;
•Our total investments plus cash and cash equivalents at December 31, 2021 were greater than $2.8 billion;
•Our investment portfolio generated net investment income of $72.7 million;
•We grew book value per share from $42.46 at December 31, 2020, to $43.73 at December 31, 2021, which represents a 5.3% increase after taking into account $1.00 of dividends declared in 2021;
•In 2021, we decreased underwriting expenses by 12%, or $21.1 million, from our underwriting expenses in 2020;
•Our customer service initiatives delivered strong new business opportunities, as evidenced by increases in new business submissions, quotes and binds in the majority of the states in which we operate;
•We achieved a record number of ending policies in-force of 111,350, up 8% year-over-year;
•Our digital insurance platform, Cerity, which we launched in 2019, increased net written premiums by 400% during 2021 compared to 2020;
•We achieved an Adjusted GAAP Calendar Year Combined Ratio of 97.6%, which was better than the pre-established bonus award hurdle of 107.7%; and
•We achieved a two-year average AROE for calendar years 2020 and 2021 of 6.5%, which is the metric tied to our performance share (“PSUs”) grants to the named executive officers.
2021 Executive Compensation Outcomes
The Compensation Committee considered, among other things, the 2021 Company performance described above, the continued successful execution of our plan to develop and implement new technologies and capabilities, the individual performance of each NEO, and the impact of the COVID-19 pandemic on both Company performance and on our employees, and made the following compensation decisions:
•Our NEOs base salaries in 2021 were constant relative to 2020, with the exception of Ms. Antonello's base salary increase from $420,000 to $650,000 following her promotion to President and Chief Executive Officer;
•Our financial performance in 2021 resulted in an Adjusted GAAP Calendar Year Combined Ratio of 97.6%. This was better than the threshold performance (the “Bonus Hurdle”) of 107.7%, and resulted in bonus awards to our NEOs of between 100% and 140% of their respective bonus targets; and
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•We achieved a two-year average adjusted return on stockholders' equity (“AROE”) for calendar years 2020 and 2021 of 6.5% for our 2020 performance share (“PSU”) grant, which will pay out in 2023 at 179% of target, subject to the satisfaction of a one-year vesting period.
Highlights of Our Executive Compensation Program
We believe our program:
•Provides total target direct compensation opportunities that are within the competitive range for executives with similar roles in our compensation peer group;
•Aligns pay and performance by linking incentive compensation with combined ratio and AROE, which are key financial drivers of our stock price;
•Emphasizes long-term equity compensation tied to AROE and stock price; and
•Discourages excessive or undue risk-taking.
What our Program Does:
•Emphasizes Performance-Based Compensation:
◦Long Term: We continued to align a significant portion of our compensation with long-term performance by weighting our use of long-term equity compensation (approximately 39% of Ms. Antonello's 2021 target direct compensation). PSUs comprised approximately 65% of the award, placing substantially less weight (the remaining approximately 35%) on RSUs.
◦Short Term: Our short-term incentive program is entirely performance-based, with annual incentive bonuses paid only if the applicable performance goals are achieved.
•Has a Diversified Mix of Performance Metrics: We use AROE for the PSU metric, and we use Adjusted Calendar Year GAAP Combined Ratio as the metric for our annual cash incentive bonus program.
•Mitigates Risk, Exhibits Good Corporate Governance and Addresses Human Capital Matters:
◦Possesses a Robust Clawback Policy: We have a robust policy to recapture (or “clawback”) cash and equity incentive compensation paid to our NEOs in the event of a restatement or misconduct.
◦Limits the Amount of Awards Provided: Our equity and incentive plan has a maximum limit on the amount of awards provided to our NEOs. In addition, in 2020, our stockholders decisively approved the amendment and restatement of our equity and incentive plan, which, among other things, reduced the number of shares available for grants and incorporated into the plan best pay practices that have historically formed a part of our program.
◦Uses Regular Annual Equity Grants: We have a policy of awarding annual equity grants to our NEOs during a regularly scheduled Compensation Committee meeting.
◦Imposes Long-Term Vesting and Performance Requirements: Our 2021 RSUs were granted with annual vesting over a four-year period, and our 2021 PSU awards cover a two-year performance period plus an additional one-year vesting period.
◦Subjects NEOs to Significant Stock Ownership Guidelines: We require our NEOs to attain and maintain meaningful and competitive levels of Company stock ownership.
◦Addresses Human Capital Management: Our strategy is to attract and retain responsible, talented and experienced individuals through various initiatives that promote inclusion, diversity and fair pay.
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What our Program Does Not Do:
•Change in Control Gross-Ups: We have no tax gross-up provisions related to change in control.
•Hedging or Pledging: We restrict our NEOs from hedging or pledging Company equity securities, including securities granted under the Company's equity and incentive plan.
•Excessive Perquisites or Benefits: We regularly review our perquisites and benefits to ensure that they are appropriate, and we do not provide excessive perquisites or benefits such as SERPs or defined benefit pension plans.
Say on Pay
Our Compensation Committee and Board value the opinions of our stockholders. As in prior years, at the 2021 Annual Meeting of Stockholders, more than 95% of the votes cast on the stockholder advisory vote proposal on our executive compensation program were in favor of our program. The Compensation Committee views these results as continuing endorsements of our program, and intends to continue to apply its current principles and philosophy in establishing policies and making decisions regarding our executive compensation program. In addition, the Board will continue its policy of holding an annual stockholder advisory vote on our executive compensation program.
Details of Our 2021 Compensation Program
The subsequent sections provide a discussion and analysis of the material elements of our current program.
Our Named Executive Officers
For 2021, our NEOs were:
•Katherine H. Antonello, President and Chief Executive Officer
•Michael S. Paquette, Executive Vice President, Chief Financial Officer
•Lori A. Brown, Executive Vice President, Chief Legal Officer
•Christopher W. Laws, Executive Vice President, Chief Actuary
•Jeffrey C. Shaw, Executive Vice President, Chief Information Officer
•Douglas D. Dirks, Former President and Chief Executive Officer
CEO Leadership Transition
Effective April 1, 2021, Mr. Dirks retired as President and Chief Executive Officer of the Company and Ms. Antonello was promoted to President and Chief Executive Officer of the Company.
How Executive Compensation Is Determined
The Compensation Committee oversees our executive compensation program. The Compensation Committee Charter authorizes the Compensation Committee to retain independent counsel and compensation consultants at the Company's expense. During 2021, the Compensation Committee sought advice and recommendations from its independent compensation consultant regarding the compensation of all of our NEOs, as well as recommendations from the Chief Executive Officer concerning the compensation of the other NEOs, as discussed below.
Independent Compensation Consultant
The Compensation Committee again engaged Pay Governance to identify competitive compensation practices for our executive and director compensation programs, and to advise the Compensation Committee regarding the design of the Company's 2021 short and long-term incentive compensation components, the competitive ranges for each element of our NEOs' compensation, and compensation trends and standards for best practice. For our 2021 compensation program, Pay Governance provided the Compensation Committee with detailed compensation data regarding the target and actual
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compensation of the Chief Executive Officer and other named executive officers of the companies in our peer group for comparison purposes, and also with specific recommendations for each element of our Chief Executive Officer's compensation. Pay Governance also provided the Compensation Committee with comprehensive compensation data, analysis and guidance regarding Ms. Antonello’s compensation in connection with her promotion to President and Chief Executive Officer and Mr. Dirks' compensation in connection with his retirement. Pay Governance did not perform any unrelated services on behalf of management. Management did not retain a separate compensation consultant for the purpose of determining compensation for any of the NEOs in 2021.
Our Peer Group and Survey Data
Our peer companies were selected based upon a review of organizations that have similar industry focus (insurance companies in the property and casualty segment, including companies with a workers' compensation line of business), financial size (gross and net written premiums), market capitalization, returns (return on equity and total shareholder return) and financial performance (combined ratio and net income). As a result of its review, Pay Governance concluded that our prior peer group remained an appropriate peer group for compensation benchmarking purposes for 2021, except that EMC Insurance Group Inc. and The Navigators Group, Inc. would be removed from the peer group because they had each been acquired, and advised the Compensation Committee to consider adding Global Indemnity Group, LLC, Kinsale Capital Group, Inc., and ProSight Global Inc. to the group because they were reasonably comparable to the Company in size, industry and performance, and operated in businesses providing workers’ compensation insurance or other commercial specialty and casualty insurances. Pay Governance based its conclusion on its evaluation of the Company's competitors, potential talent pool, market and performance. Pay Governance then recommended the revised peer group to the Compensation Committee, for the purpose of benchmarking the positions of each of the NEOs with the exception of Mr. Shaw. The Compensation Committee approved the peer group below as recommended by Pay Governance:

Peer Group
● AMERISAFE, Inc.	● Argo Group International Holdings, Ltd.	● Donegal Group Inc.
● Global Indemnity Group, LLC	● Hallmark Financial Services, Inc.	● James River Group Holdings, Ltd.
● Kinsale Capital Group, Inc.	● ProAssurance Corporation	● ProSight Global, Inc.
● Protective Insurance Corporation	● RLI Corp	● Safety Insurance Group, Inc.
● Selective Insurance Group, Inc.	● Sirius International Insurance Group, Ltd.	● State Auto Financial Corporation
● United Fire Group, Inc.

Pay Governance reviewed proprietary survey data from the Total Compensation Solutions EPPI Compensation & Benefits Survey (2020) (the "EPPI Survey") and the APCIA Insurance Executive Compensation Survey (2020) (the "APCIA Survey") because adequate peer group data was not available to benchmark Mr. Shaw's position. The EPPI Survey data was limited to data from insurance companies with annual premiums between $500 million and $1.25 billion and assets over $1.25 billion. The APCIA Survey data was limited to insurance companies with Direct Written Premium above $750 million and assets above $1.5 billion. The names of the companies participating in these surveys, may be found in Appendix A. The complete list of survey participants is provided, as neither Pay Governance nor the Company knows the names of the companies within the subset of each of the survey groups whose data provided the basis for this analysis. Pay Governance weighted each survey equally in making its recommendation.

The Committee accepted Pay Governance's recommendation to rely exclusively on the survey data for Mr. Shaw because adequate information regarding compensation of executives with his title was not available from the peer group information.

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NEO Compensation Decisions
As in previous years, the Compensation Committee, in setting Ms. Antonello's compensation, considered her performance, the Company's performance, peer group and general market trends, and retention considerations. The Compensation Committee also independently collected input on Ms. Antonello's performance from the Board as part of a formal evaluation process and used this evaluation in combination with the other information noted above. The Compensation Committee did not assign a specific weight to any of these factors, but used its judgment, in consultation with Pay Governance, in making a final decision. The Compensation Committee deliberated on the compensation of Ms. Antonello and Mr. Dirks in executive session outside of the presence of management.
The Compensation Committee solicited the input and recommendations of Ms. Antonello in determining compensation for the NEOs reporting to her. Ms. Antonello's input included her opinions regarding the performance of the NEOs reporting to her (including assumptions of additional responsibilities), and recommendations regarding the levels of base salary and short and long-term incentive grants for each of the other NEOs. Ms. Antonello also provided recommendations regarding the design of the short and long-term incentive compensation components, including the specific targets for each applicable performance metric. The Compensation Committee considered the recommendations of Ms. Antonello in conjunction with Company performance, the executives' performance, peer group and general market trends, retention considerations, and advice and recommendations from Pay Governance in determining the components, as well as the aggregate values of the other NEOs' compensation, with the exception of Mr. Dirks.
Elements of Our 2021 Executive Compensation Program
The following sections discuss each of the components of our 2021 executive compensation program as approved by the Compensation Committee.
•Base salary
•Annual cash incentive bonuses
•Long-term incentives (PSUs and RSUs)
•Benefits and perquisites
•Employment agreements, severance plan agreements, and compensation payable upon termination of employment, or in connection with a change in control
The chart below shows Ms. Antonello's total target direct compensation mix (i.e., base salary, short-term incentive (STI) program and long-term incentive (LTI) program percentages).
Base Salary
The Compensation Committee believes that competitive base salaries for our executives are important because they are primary retention and recruitment tools, and also provide the basis for determining other components of compensation such as bonus opportunities, severance and other benefits whose
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values are derived from base salary levels. The Compensation Committee considers, but does not specifically provide weights to, multiple factors in its decisions regarding NEO salaries, including individual performance, experience, roles, responsibilities, organizational performance, retention, and competitive data and trends from our peer group, as well as related recommendations made by Ms. Antonello regarding the NEOs reporting to her.
In determining salary increases for our NEOs, the Compensation Committee generally considers the factors listed above, the CEO's recommendations to reward the NEOs reporting to her based on their performance and their scopes of responsibility, including assumptions of new or more challenging assignments, and the Compensation Committee's continued commitment to emphasize performance-based compensation over other forms of compensation. In 2021, the Compensation Committee determined generally to keep NEO salaries constant relative to 2020 due to the decrease in premium (revenue) stemming from the disruptions caused by, and economic impacts of, the ongoing COVID-19 pandemic. Ms. Antonello's salary was increased because of her promotion to President and Chief Executive Officer, which became effective April 1, 2021.
The table below shows the 2021 annual base salary rate for each NEO and how this rate compared to the 2020 final annual base salary rate:

Name	2020 Annual Base Salary Rate	2021 Annual Base Salary Rate	Change to 2020 Annual Base Salary Rate
Katherine H. Antonello	$420,000	$650,000	54.8%
Michael S. Paquette	505,000	505,000	—
Lori A. Brown	360,000	360,000	—
Christopher W. Laws (1)	—	335,000	—
Jeffrey C. Shaw	345,000	345,000	—
Douglas D. Dirks	965,000	965,000	—
(1)Mr. Laws commenced employment on February 8, 2021, therefore no salary adjustment was necessary in 2021.
Annual Cash Incentive Bonuses
Under our 2021 annual cash incentive bonus program (which is administered under our equity and incentive plan), each of our NEOs was eligible to receive a bonus only if a pre-established financial goal had been achieved. As before, the Compensation Committee believed that the annual cash incentive bonus was a key component of our 2021 executive compensation program as it enabled us to (1) align certain compensation opportunities with our short-term financial goals, (2) create incentives based on the Company's 2021 performance, and (3) provide competitive compensation opportunities for our NEOs.
Performance Measurement
For 2021, the Compensation Committee, after consulting with Pay Governance, concluded that a performance goal based on Adjusted GAAP Calendar Year Combined Ratio metric was an effective and prevalent measure of management performance for an insurance holding company. For 2021, the bonus metric was changed from an Accident Year Combined Ratio to a Calendar Year Combined Ratio, because the Compensation Committee believes that the Calendar Year Combined ratio promotes the importance of long-term decision making for a long-tail line of insurance like workers' compensation. The Compensation Committee also changed the formula for the metric slightly to allow management to participate in the increase in written premium (as opposed to earned premium), if any, that resulted as the economy began to rebound from the COVID-19 pandemic. This metric aligns the annual cash incentive bonus with a key financial goal that impacts stockholder value, while excluding certain items that have limited significance in our current and ongoing operations. As before, the Compensation Committee found that the combined ratio metric:
(1)utilizes a measure of the operating insurance companies' profitability;
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(2)balances revenue and underwriting losses, thereby guarding against the potential for increasing revenue by undertaking unnecessary risk;
(3)provides a meaningful incentive for management to pursue increasing levels of operating profitability; and
(4)is a common industry measure for assessing company performance.
As in previous years, the Compensation Committee established only one performance level, the Bonus Hurdle, below which no annual bonus payment would be paid to our NEOs under the program. However, the annual bonus program design enables the Compensation Committee to use its sole discretion to reduce but not increase the value of the annual bonuses based on various criteria that it considers appropriate at the time the values of the grant payments are ultimately determined.
For 2021, the performance goal was based on how the Company's Adjusted GAAP Calendar Year Combined Ratio for the 2021 calendar year compared to the pre-established Bonus Hurdle of 107.7%. The Bonus Hurdle was intended to both motivate our executives and to enable the Compensation Committee to reward our NEOs for solid performance. For purposes of the 2021 annual bonus program, Adjusted GAAP Calendar Year Combined Ratio was defined as:

((Losses + Loss Adjustment Expenses + Commission Expense – Amortization of the Deferred Gain +/– Impact of the LPT Reserve Adjustment +/– Impact of the LPT Contingent Commission Adjustment) / Net Premiums Earned) plus (Underwriting and General and Administrative Expenses / Net Premiums Written).
The Company's Adjusted GAAP Calendar Year Combined Ratio was calculated based on the financial information disclosed in the Company's Annual Report on Form 10-K for 2021.
Bonus Target Awards
In setting the bonus targets for each of the NEOs, the Compensation Committee took into account the peer group information and recommendations made by Pay Governance. After consultation with Pay Governance, the Compensation Committee increased Ms. Antonello's bonus target from 60% to 100% in recognition of her assumption of increased responsibilities in connection with her promotion to her current position. In addition, the foregoing percentage increase was intended to bring Ms. Antonello's percentage into alignment with similarly situated executives at peer companies. The Compensation Committee did not change Mr. Dirks' bonus target or the targets of the other NEOs.
The annual bonus targets for 2021 were as follows:

Name	2021 Annual Cash Bonus Target as a Percentage of Base Salary
Katherine H. Antonello	100%
Michael S. Paquette	65
Lori A. Brown	55
Christopher W. Laws	50
Jeffrey C. Shaw	55
Douglas D. Dirks	110
For 2021 our NEOs could earn an annual cash incentive bonus of up to 200% of the NEOs' respective targets, but only if corporate performance was better than the pre-established Bonus Hurdle, that is, less than or equal to an Adjusted GAAP Calendar Year Combined Ratio of 107.7%. Provided that the Bonus Hurdle was achieved, the Compensation Committee had the sole discretion to decrease, but not increase, the value of the NEOs' annual bonuses, based on criteria selected by the Compensation Committee for this purpose. The Compensation Committee may exercise this discretion on a case-by-case basis.
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2021 Results
In 2021, the Company achieved an Adjusted GAAP Calendar Year Combined Ratio of 97.6%, which was better than the Bonus Hurdle of 107.7%. Highlights of the considerations that formed the basis of the Compensation Committee's annual cash incentive bonus award determination are set forth below:
•Our financial performance in 2021, as described above under “Summary-2021 Company Performance Highlights”;
•Our continued successful execution of our plan to develop and implement new technologies and capabilities;
•Continued internal and customer-facing business process improvements that provide greater support and ease of use to our independent agents, brokers and policyholders; and
•Further diversification of our risk exposure.
In determining the actual annual cash incentive bonus awards, the Compensation Committee evaluated each of our NEO's performance, responsibilities, accomplishments and contributions to the Company during 2021, with advice from Ms. Antonello regarding the NEOs reporting to her.
As a result of this evaluation, the Compensation Committee concluded that it was satisfied with the performance of all of the NEOs, and that based on the Company's 2021 performance, each NEO should be awarded an annual bonus equal to between 100% and 140% of the NEO's respective target.
Ms. Antonello was awarded $910,000 in recognition of her overall responsibility for and execution of the Company’s business functions, her leadership through the CEO transition, the Company reorganization, and the strong improvement in Cerity's performance.
Mr. Paquette was awarded $459,550 in recognition of his support during the CEO transition, his development of the Company's planning and forecasting capabilities and his proactive management of the investment portfolio.
Ms. Brown was awarded $227,700 for her counsel to the Board during the CEO transition and management of the legal and regulatory functions supporting the Company’s business strategy.
Mr. Laws was awarded $210,112 in recognition of his efforts in strengthening the actuarial organization and reserving system and his leadership in transforming the Company’s digitalization and data and analytics capabilities since his employment began in February 2021.
Mr. Shaw was awarded $227,700 for his management of the Company’s IT function, the strong improvement in Cerity’s performance, and expansion of the Company’s digital partnership capabilities.
Mr. Dirks was awarded $265,375 in recognition of his efforts to ensure a smooth CEO transition and his achievement of performance expectations during the first quarter of 2021, prior to his retirement.
The following table sets forth the 2021 annual bonus awards for each NEO:

Name	Cash Bonus Amount
Katherine H. Antonello	$910,000
Michael S. Paquette	459,550
Lori A. Brown	227,700
Christopher W. Laws	210,112
Jeffrey C. Shaw	227,700
Douglas D. Dirks (1)	265,375
(1)The amount awarded to Mr. Dirks reflects an annual incentive cash bonus prorated for the period during which he was employed with the Company, as he retired on April 1, 2021. Information regarding the calculation of Mr. Dirks' annual bonus, in light of his retirement, is provided in "Potential Payments upon Termination or Change in Control" beginning on page 44.
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Long-Term Incentive Grants
We continue to believe that a properly designed long-term incentive program with competitive compensation opportunities encourages our NEOs to pursue and execute long-term strategies to increase stockholder value. Our long-term incentive program also serves as an important retention and recruiting tool in securing a highly-qualified senior management team. We remain committed to linking a significant percentage of our NEOs' compensation to the performance of the Company.
In March 2021, the Compensation Committee approved long-term incentive grants under our equity and incentive plan. As in recent years, approximately 65% of the aggregate value of these grants was in the form of PSUs and the remaining 35% was in the form of RSUs (each unit having the value of one share of common stock).
As mentioned above, the Compensation Committee continues to compensate the NEOs in a manner that ensures that a significant portion of our NEOs' compensation (specifically, annual cash incentive bonuses and PSUs) will be performance based. In determining the overall long-term incentive grant levels for each NEO, the Compensation Committee, with advice from Pay Governance, reviewed the relative total compensation opportunities (cash plus long-term incentives), the NEOs' relative responsibilities, the replacement/retention risk, the executive's potential at the Company, individual performance, and tenure with the Company. The Compensation Committee also considered Company performance and peer group and general market compensation practices. The Compensation Committee did not assign a specific weight to any of these factors. The design of the components of our long-term incentive program reflects this review, and is described below.
2021 PSU Grants
The design of our PSUs has not changed for several years. PSUs were granted to our NEOs, with the exception of Mr. Dirks, in March 2021. The 2021 PSU grants were based upon our achievement of a metric tied to adjusted return on stockholders' equity, or AROE, measured over a two-year performance period, followed by an additional one-year vesting requirement, so that the grants have a three-year structure. This metric was again chosen for 2021 because we believe that (1) it will encourage management to focus on multiple performance objectives that are critical to creating stockholder value over a sustained period of time, including operating performance and capital management, (2) it is readily understood by management, and (3) it is simpler and more transparent than many other commonly used performance goals and will therefore more effectively motivate and retain our executives. The two-year performance period was again chosen because of the difficulty in determining meaningful benchmarks over a longer period of time. The additional one-year vesting requirement gives the awards an overall three-year retention period.
As in recent years, dividend equivalents will be credited to outstanding PSUs upon the achievement of the applicable performance goals and during the vesting periods, and will be paid only if these performance goals are achieved and all other requirements tied to the payment of the PSUs are satisfied. In that event, payment would be made, in cash, when the underlying PSUs are distributed.
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The PSU grants made to our NEOs in 2021 are set out and described in the Summary Compensation Table on page 39 and the Grants of Plan-Based Awards Table on page 42. Specifically, for the performance period commencing on January 1, 2021, and ending on December 31, 2022, the performance goals selected were based on how the Company's AROE over this period compares to pre-determined levels, which were intended to be challenging, but achievable.
The pre-established threshold, target and maximum levels for AROE and the corresponding payouts as a percentage of the target number of PSUs awarded are as follows:

	Company's Two-Year Adjusted Return on Stockholders' Equity	Payout as a Percentage of Target
Maximum	>8.0%	200%
Target	4.7%	100
Threshold	2.0%	0
For purposes of the 2021 PSU grants, AROE will be calculated based on the financial information disclosed in the Company's Annual Financial Statements for years 2021 and 2022, and is defined as follows:
Adjusted Return on Stockholders' Equity = ((GAAP Net Income - Impact from the LPT Agreement - (Realized and unrealized gains on Investments, net x (1 - the Enacted Tax Rate)) / (Avg. (prior year Adjusted Stockholders' Equity + current year Adjusted Stockholders' Equity)).
Impact from the LPT Agreement = Amortization of the Deferred Gain related to losses + amortization of the Deferred Gain related to contingent commission + impact of LPT Reserve Adjustments + impact of LPT Contingent Commission Adjustments.
Adjusted Stockholders' Equity = Stockholders equity including deferred reinsurance gain-LPT Agreement less Accumulated other comprehensive income, net.
The Enacted Tax Rate is the corporate tax rate established by law for the applicable tax year relevant to the Company or otherwise described as the statutory tax rate.
The Company's two-year Adjusted Return on Stockholders' Equity is the average of the 2021 Adjusted Return on Stockholders' Equity and the 2022 Adjusted Return on Stockholders' Equity.
As mentioned above, a one-year vesting requirement starts at the end of the 2021 – 2022 performance period. Payouts, if any, would be made by March 2024.
In March 2021, the Company and Mr. Dirks entered into the Dirks Separation Agreement pursuant to which the Compensation Committee approved additional vesting acceleration of Mr. Dirks’ RSUs and PSUs upon his retirement, in lieu of receiving a 2021 PSU grant. Given that Mr. Dirks was retirement-eligible, the Compensation Committee, after consultation with Pay Governance, determined that this additional vesting acceleration was appropriate given competitive pay practices. A more detailed description of this agreement, in effect as of December 31, 2021, and other benefits Mr. Dirks received in connection with his retirement, is provided in “Potential Payments upon Termination or Change in Control” beginning on page 44.
Results for the 2019 PSU Grants
In 2019, the Compensation Committee awarded PSUs for the 2019 – 2020 performance period, which was followed by a one-year vesting period. The performance goals and threshold, target and maximum achievement levels for these grants were described in the proxy statement for the 2019 Annual Meeting of Stockholders and, as described in the proxy statement for the 2021 Annual Meeting of Stockholders, achievement of the performance goals were certified by the Compensation Committee at 200% of target, the maximum level of achievement. This achievement reflected Company performance that significantly exceeded expectations. The structure of these awards and their performance goals are the same as described above for the 2021 grant, and the performance goals were based upon our achievement of a metric based on our adjusted return on stockholders' equity compared to pre-determined levels. The
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resulting numbers of shares awarded to our NEOs are set forth below and are also provided in the Option Exercises and Stock Vested for 2021 table on page 44.

Name	Number of Shares Awarded for the 2019 – 2020 Performance Period
Katherine H. Antonello	19,174
Michael S. Paquette	15,080
Lori A. Brown	9,040
Christopher W. Laws (1)	—
Jeffrey C. Shaw	9,040
Douglas D. Dirks	51,240
(1)Mr. Laws was not employed with the Company at the time the 2019 grants were made, and therefore was not entitled to a payout.
Performance Goal Certification for the 2020 PSU Grants
In 2020, the Compensation Committee awarded PSUs, which, like the 2019 and 2021 PSUs described above, have a two-year performance period (calendar years 2020 and 2021) followed by a one-year vesting period. The performance goals and threshold, target and maximum achievement levels for these grants were described in the proxy statement for the 2021 Annual Meeting of Stockholders. The structure of these awards and their performance goals are the same as those described above for the 2021 PSU grants. The Compensation Committee has certified that the Company had earned a level of achievement that is 179% of target. This level was the result of corporate performance that exceeded the target performance goal set forth by the Compensation Committee for payout under the grant. These awards are included in the Outstanding Equity Awards at Fiscal Year-End table on page 43, and generally will become payable in 2023, following the one-year vesting period.
2021 RSU Grants
Our NEOs, with the exception of Mr. Dirks, received grants of time-vesting RSUs in March 2021. Additionally, RSUs were granted in August 2021 to Mr. Shaw in recognition of his increased responsibilities in taking on ambitious and challenging work at Cerity. As in previous years, the Compensation Committee believes that the RSU grants, including the selection of a four-year vesting period, will positively impact retention and will effectively motivate management to focus on executing the existing long-term strategic plan designed to increase stockholder value.
As in recent years, dividend equivalent units will be credited during the vesting periods, but will be paid only if the vesting requirements are satisfied. In that event, payment would be made, in cash, when the underlying RSUs are distributed. All RSU grants that were made in 2021 to our NEOs are set out and described in the Summary Compensation Table on page 39 and the Grants of Plan-Based Awards Table on page 42.
In March 2021, the Company and Mr. Dirks entered into the Dirks Separation Agreement pursuant to which the Compensation Committee approved additional vesting acceleration of Mr. Dirks’ RSUs and PSUs upon his retirement, in lieu of receiving a 2021 RSU grant. Given that Mr. Dirks was retirement-eligible, the Compensation Committee, after consultation with Pay Governance, determined that this additional vesting acceleration was appropriate given competitive pay practices. A more detailed description of this agreement, in effect as of December 31, 2021, and other benefits Mr. Dirks received in connection with his retirement, is provided in “Potential Payments upon Termination or Change in Control” beginning on page 44.
Benefits and Perquisites
Our NEOs are eligible to participate in all of the benefit programs generally offered to employees. In addition, our NEOs receive automobile allowances and supplemental life insurance benefits, and one of our NEOs also receives a country club membership. Additionally, Mr. Dirks received certain gifts in connection with his retirement from the Company.
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The Compensation Committee regularly reviews the Company's perquisites to ensure that they are modest, appropriate, serve a Company purpose, and do not result in problematic pay practices. For 2021, with advice from Pay Governance, the Company has determined that these perquisites satisfy these criteria. The supplemental life insurance benefits provided to the NEOs are consistent with those provided to similarly situated executives of the companies in our peer group. The country club membership provides one of our NEOs with access to a quality establishment for business entertainment and encourages him to interface with our community. Certain relocation benefits and related expenses were granted, or remain available, to Ms. Antonello, Mr. Paquette and Mr. Laws, as described below. The benefits described above are disclosed in the “All Other Compensation” column of the Summary Compensation Table on page 39.
Employment Agreements
General
During 2021, each of our NEOs was a party to an employment agreement, with the exception of Mr. Laws who was party to an employment letter. These employment agreements are designed to protect the Company through restrictive covenants, to serve as recruiting and retention tools, and to provide for severance both generally, and relating to a change in control.
The employment agreement with Mr. Paquette was most recently renewed effective January 1, 2021 (and otherwise would have expired December 31, 2020), and is scheduled to expire December 31, 2022. In conjunction with that renewal, his agreement was amended to extend certain relocation benefits until that date. The employment agreement with Ms. Brown is scheduled to expire December 31, 2022. The employment agreement with Mr. Shaw expired December 31, 2021. The employment agreement with Mr. Dirks was scheduled to expire December 31, 2021, but terminated upon his retirement on April 1, 2021. The employment letter with Mr. Laws is for no specified term and may be terminated by either party generally at any time.
Employment Agreements of Ms. Antonello
Prior to her appointment as the Company’s President and Chief Executive Officer in April 2021, Ms. Antonello served as the Company’s Executive Vice President, Chief Actuary. The employment terms for such prior role were generally specified in an employment agreement entered into between Ms. Antonello and the Company effective August 2019. In connection with the announcement in November 2020 of her promotion to President and Chief Executive Officer, the agreement was amended (as amended, the “Original CA Employment Agreement”), and she and the Company also entered into a new employment agreement (the “New CEO Employment Agreement”). The New CEO Employment Agreement became effective on April 1, 2021, at which time the Original CA Employment Agreement terminated. The Original CA Employment Agreement otherwise would have been scheduled to expire December 31, 2021. The New CEO Employment Agreement is scheduled to expire December 31, 2022.
The Original CA Employment Agreement provided Ms. Antonello with an annual base salary of at least $400,000 and target annual incentive bonus opportunity equal to at least 55% of her base salary. During the period in 2021 while the Original CA Employment Agreement was in effect, her base salary was $420,000 and target bonus opportunity was 60% of her base salary. Effective April 1, 2021, the New CEO Employment Agreement provides that Ms. Antonello’s annual base salary will be no less than $650,000 and her target annual incentive bonus opportunity will be equal to at least 100% of her base salary.
Under the terms of the Original CA Employment Agreement, Ms. Antonello was granted a sign-on award of PSUs with an approximate value of $400,000, which award otherwise was subject to substantially the same terms and conditions as the PSUs awarded to Company executives in March 2019. In anticipation of Ms. Antonello’s promotion, the November 2020 amendment to the Original CA Employment Agreement provided for an equity award to be granted to Ms. Antonello in 2021, with an approximate aggregate value of $800,000, intended to be in lieu of, and not in addition to, the grant to which she otherwise may have received under the Company’s 2021 long-term equity grant program. Such grants were to be, and were, made at the same time and in the same forms (i.e., combination of types of awards and
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proportionate allocation) as the grants made to other executives of the Company. These awards, which were granted to Ms. Antonello on March 8, 2021, also are discussed further above in the section titled “Long-Term Incentive Grants.”
The Original CA Employment Agreement provided Ms. Antonello with relocation benefits. These benefits included reimbursement of moving expenses and temporary storage for household goods and automobiles to Reno, Nevada of up to $25,000, realtor fees and closing costs for the sold home of up to $45,000 and closing costs for the purchased home (excluding any financing costs), temporary housing for up to six months, travel- and transportation-related expenses, including two house-hunting trips, and a tax gross-up of the relocation expenses capped at $65,000. Relocation expenses provided under the Original CA Employment Agreement were required to be incurred before December 31, 2020. The Original CA Employment Agreement, as amended November 2020, further provided that the Company would provide for the airfare for Ms. Antonello to take two trips per month between Reno and her prior residence during a five-month transition period from the amendment date if her family remained at the prior residence during such period, or alternatively provide her with a lump sum payment of $6,000. The New CEO Employment Agreement also provided Ms. Antonello with additional or revised relocation benefits, including moving expenses for household goods, two house-hunting trips, realtor fees and closing costs for the sold home of up to $45,500 and closing costs for the purchased home (excluding any financing costs), airfare for Ms. Antonello to take two trips per month between Reno and her prior residence for three months from the effective date of the New CEO Employment Agreement (or alternatively, a lump sum payment of $3,600), and a tax gross-up of the relocation benefits capped at $53,000. These relocation expenses were required to be incurred before December 31, 2021.
Employment Letter of Mr. Laws
Mr. Laws and the Company entered into an employment letter in December 2020 in connection with Mr. Laws’ appointment as the Company’s Executive Vice President, effective approximately February 1, 2021 and Executive Vice President, Chief Actuary effective April 1, 2021. The employment letter set forth certain terms of his employment, including his new hire salary, target annual incentive bonus opportunity, and eligibility to participate in the Company’s long-term incentive plan, as well as a sign-on bonus in the amount of $125,000, paid in 12 monthly payments. The letter also provided Mr. Laws with a car allowance of $1,200 per month and relocation benefits. His relocation benefits include moving expenses for household goods and automobiles and their temporary storage as well as a trip to prepare and supervise such move, travel- and transportation-related expenses, including two house-hunting trips, temporary housing for up to 6 months, realtor fees and closing costs for the purchased home (excluding any financing costs), airfare for Mr. Laws to take two trips per month between Reno and his prior residence for up to 6 months if his family remains at the prior residence during such period (or alternatively, a lump sum payment of up to $7,200), and a tax gross-up of the relocation expenses capped at $45,000. His relocation expenses were required to be incurred before December 31, 2021. If Mr. Laws voluntarily terminates his employment with the Company prior to the two-year anniversary of his employment start date with the Company, he is required to reimburse the Company the full amount of his sign-on bonus and a prorated amount of the relocation benefits.
Other Provisions
None of our employment agreements or employment letter provide for payments to offset excise taxes related to a change in control (“280G gross-up” payments). The employment agreements provide for a cap at the statutory threshold to the extent that capping the change in control related payments would put the affected NEO in a better after-tax position and, if not, the payments would remain uncapped so that the executive would be responsible for any related excise taxes imposed and the Company would not be entitled to a deduction for the amounts subject to any such excise taxes. Ms. Antonello’s New CEO Employment Agreement provides that the Company will pay for any legal fees and expenses that may be incurred by Ms. Antonello in connection with any tax audit or proceeding relating to the excise taxes related to a change in control for payments under the New CEO Employment Agreement.
At the various times that the employment agreements, separation and release agreement and employment letter were either entered into, negotiated or amended, the Compensation Committee
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reviewed the terms of the arrangements, consulted with, and solicited advice from, Pay Governance, and concluded that the applicable provisions of these arrangements were reasonable, appropriate and consistent with market practice.
The severance benefits under the Original CA Employment Agreement and New CEO Employment Agreement are discussed further below under the section titled “Potential Payments upon Termination or Change in Control.”
Separation and Release Agreement of Mr. Dirks
In March 2021, in connection with Mr. Dirks’ retirement and in light of his significant contributions to the Company, the Company and Mr. Dirks entered into the Dirks Separation Agreement, pursuant to which, as noted further above, the Compensation Committee approved additional vesting acceleration of Mr. Dirks’ RSUs and PSUs upon his retirement.
A more detailed description of these agreements, in effect as of December 31, 2021, as well as the Dirks Separation Agreement and other benefits Mr. Dirks received in connection with his retirement specified under his employment agreement or other applicable agreements, is provided in “Potential Payments upon Termination or Change in Control” beginning on page 44.
Key Executive Change in Control and Severance Plan
Effective and commencing as of August 1, 2021, NEOs are eligible to receive severance benefits under the Key Executive Change in Control and Severance Plan (the "Plan"). The Compensation Committee approved the adoption of the Plan with the objectives of providing market-competitive severance benefits for executive officers and certain other key employees consistent across similarly situated executives and employees, as well as providing the Company with the ability to update all participants’ severance benefits at the same time if and when appropriate, rather than administering individualized updates upon renewals of employment agreements with differing term expirations. The Plan is intended to offer protection to its participants to enable them to focus their full time and attention on the success of the Company’s business and mitigate distractions that may arise from the potential of an involuntary termination. The Compensation Committee believes that securing their continued dedication and objectivity, notwithstanding the possibility or occurrence of an involuntary termination, including in connection with a change in control of the Company, would be in the best interests of the Company and its stockholders. The Compensation Committee also believes that severance benefits at the senior management levels are necessary to continue to attract and retain executive officers.
For those NEOs who are party to an employment agreement, participation does not begin until the expiration of their current employment agreements, assuming the NEO remains employed with the Company at the time of expiration and executes a participation agreement as set forth under the Plan. Effective August 12, 2021, Mr. Laws began participating in the Plan. Effective January 6, 2022, Mr. Shaw also began participating the Plan, following the expiration of his employment agreement on December 31, 2021.
Certain additional terms of the employment agreements and a description of the severance benefits under the Plan are provided in "Potential Payments upon Termination or Change in Control" beginning on page 44.
Risk Assessment
Management performed its annual risk assessment to ensure that our compensation program does not promote excessive or undue risk-taking generally and specifically as applied to our NEOs, and concluded that, in all cases, the potential for promoting such risk is low. Pay Governance reviewed management's analysis and agreed with management's conclusion. Finally, the Compensation Committee considered both management's analysis and Pay Governance's review, and likewise concluded that this compensation program is not reasonably likely to have a material adverse effect on the Company, and then reported its results to the full Board. In making this determination, the Compensation Committee analyzed our compensation program's diverse attributes, and found that the program:
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•Provided a balanced mix of fixed and performance-based compensation;
•Included base salaries that were competitive within our industry;
•Was comprised of performance-based compensation awards that balanced both short- and long-term performance over varying time horizons and provided a mix of cash and equity awards based upon varying performance goals among our performance-based awards;
•Provided annual cash incentive bonus awards and PSU awards that were capped at competitive levels;
•Ensured that a portion of total compensation was linked to the Company's long-term performance, both to mitigate short-term risk that could be detrimental to the Company's long-term interests, and to encourage the creation of long-term stockholder value;
•Included equity-based performance awards and equity-based time vesting awards, which were subject to multi-year vesting or performance periods and derived their value from the Company's total performance, which we believe further encourages decision-making that is in the long-term interests of the Company and its stockholders;
•Included executive stock ownership guidelines (as described below), for those employees who we believe can have the greatest influence on the financial performance of the Company, which guidelines have been designed to strengthen the alignment between the interests of our senior officers and the Company's stockholders, and to discourage risk-taking that could be detrimental to the long-term interests of the Company, its performance, and long-term stockholder value;
•Included clawback, grant, and retention policies (as described below) which provide additional assurance that any risks associated with our compensation plans and policies would be further mitigated; and
•Included human capital initiatives that are designed to, among other things, create an inclusive work community, minimize employee turnover and employment-related litigation, improve resolution of internal complaints and improve recruitment.
Equity and Other Compensation Grant Policies, Procedures and Requirements
Stock Ownership and Retention Guidelines for Senior Executives
The Compensation Committee has adopted mandatory guidelines that require senior executives, including all of our NEOs, to attain and retain specific levels of ownership in Company stock. These guidelines reinforce the importance of aligning the interests of our NEOs with the interests of our stockholders and are intended to motivate our senior executives to reach and maintain appropriate levels of stock ownership. Under these guidelines, executives must attain and retain those levels of ownership of Company stock, expressed as a multiple of base salary, as set forth in the table below. It is the Compensation Committee's intention that these ownership levels be achieved by the tenth anniversary of the date that the executive first became subject to an applicable level of stock ownership under these guidelines. If an executive's stock ownership requirement increases because of a change in position, then a new ten-year period to achieve the number of shares will begin on the effective date of the change of position.

Position	Multiple of Base Salary
Chief Executive Officer	4x
Executive Vice President	3x
Senior Vice President	2x

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Stock Grant Policy and Guidelines
The Compensation Committee adopted a revised equity grant policy in 2021 that specifies the Company's practices and procedures for granting equity awards, including stock options, stock appreciation rights, restricted stock, RSUs, PSUs and any other stock-based award. This policy contains procedures to prevent stock option backdating or other timing improprieties. The equity grant policy governing the 2021 annual grants to the NEOs requires that annual equity grants to employees at the level of Vice President and above, be made at a regularly scheduled Compensation Committee meeting occurring between February 15 and March 15, or at such other times as the Compensation Committee, in its judgment, deems appropriate. Equity awards to NEOs and other employees at the level of Senior Vice President and above who are new hires, who are promoted, or who are current employees to address retention issues, will be made, if at all, on the 1st business day of March, May, August or November, which first follows the first day of employment, promotion or approval, respectively, subject to prior approval of the Compensation Committee.
“Clawback” Policy
We have a “clawback” policy that applies to our cash-based and equity incentive compensation. We are committed to ensuring that our incentive compensation is subject to clawback provisions not just under certain specified situations, but also under any current or future legal requirements and under any future clawback provisions implemented by the Company, from time to time.
Specifically, if a grantee engages in certain conduct considered harmful to the Company either during, or following termination of, employment, then the grantee may be required to forfeit, without consideration (1) all then outstanding awards under our equity and incentive plan (which include all equity and cash incentive awards granted to our NEOs), (2) any shares of Company stock owned by the grantee that were previously subject to an award under our equity and incentive plan, and (3) any cash amounts previously paid to a grantee pursuant to a plan award. In addition, if the grantee sold shares of Company stock during the 12-month period preceding the time the grantee engaged in the harmful conduct, then the grantee may be required to repay to the Company the aggregate value of these shares on the date of the sale minus the amounts, if any, paid for these shares.
In addition, if the Company is required to restate its financial statements, the Company may require our NEOs to repay to the Company the aggregate value of any PSUs that became payable upon the achievement of the performance goals, to the extent these performance goals would not have been achieved had the restatement not been required.
Finally, we are monitoring potential final regulations and exchange listing standards regarding clawback requirements and will modify or implement new policies as may become necessary or be deemed appropriate.
Policies Regarding Hedging and Pledging
The Company’s anti-hedging policy, which previously had been part of the Company’s insider trading policy, was approved in 2020 as a free-standing policy and supplements the insider trading policy. This policy applies to all Directors and employees with the title of Vice President and above, which include our NEOs, or any of their designees and prohibits the purchase or sale of any financial instrument, or any other transaction that is designed to hedge or offset any decrease in the market value of Company equity securities (1) granted to such covered person as part of compensation from the Company, or (2) held, directly or indirectly, by such covered person. These transactions can include the purchase of prepaid variable forward contracts, equity swaps, collars, short sales, exchange funds, derivative securities, options, warrants, puts and calls or similar instruments. Additionally, the equity grants made to employees with the title of Vice President and above, including the NEOs, generally prohibit pledging or otherwise assigning equity granted under the Company's equity and incentive plan.

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Tax and Accounting Considerations
When structuring our compensation programs and granting awards, bonuses and other forms of compensation, the Compensation Committee considers, among other things, the applicable tax and accounting treatment and implications. Under Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), the Company will not be able to deduct compensation in excess of $1,000,000 paid to its covered employees, unless that compensation is grandfathered. The Compensation Committee takes into account the effects of the Tax Act when making compensation decisions, but, at the same time, will make compensation decisions that reflect the Company's compensation principles and philosophy. The amount of incremental income tax associated with the deduction lost for 2021 was approximately $1,500,000.
Human Capital Management and Compensation Committee Report
The individuals listed below serve or have served on the Human Capital Management and Compensation Committee during 2021, and each is an independent director. These members reviewed and discussed with the Company's management those portions of the above Compensation Discussion and Analysis applicable to their respective terms on the Human Capital Management and Compensation Committee and based on the reviews and discussions, they recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
/s/ Human Capital Management and Compensation Committee
Barbara A. Higgins, Chair (effective 1/1/22)
Richard W. Blakey (former Chair through 12/31/21)
Valerie R. Glenn
Michael J. McSally

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Executive Compensation Tables
Summary Compensation Table
The following table sets forth information regarding compensation earned during 2021, 2020 and 2019 (or fewer years to the extent previous year disclosure was not required or applicable) by the Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated executive officers of the Company who were serving as executive officers as of December 31, 2021. These six executive officers are referred to as our NEOs in the following tables:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
Katherine H. Antonello President and Chief Executive Officer (3)	2021	600,329	—	922,733	—	910,000	—	137,667	2,570,729
	2020	434,947	—	507,032	—	143,700	—	74,092	1,159,771
Michael S. Paquette Executive Vice President, Chief Financial Officer	2021	509,954	—	605,145	—	459,550	—	99,582	1,674,231
	2020	525,488	—	528,584	—	187,200	—	257,987	1,499,259
	2019	490,719	—	733,141	—	294,000	—	48,333	1,566,193
Lori A. Brown Executive Vice President, Chief Legal Officer	2021	362,738	—	374,649	—	227,700	—	52,587	1,017,674
	2020	374,717	—	317,151	—	112,900	—	47,197	851,965
	2019	368,625	—	439,746	—	192,500	—	197,373	1,198,244
Christopher W. Laws, Executive Vice President, Chief Actuary	2021	303,381	93,750	259,777	—	210,112	—	76,090	943,110
Jeffrey C. Shaw Executive Vice President, Chief Information Officer	2021	346,153	—	474,610	—	227,700	—	48,713	1,097,176
Douglas D. Dirks Former President and Chief Executive Officer(3)	2021	441,971	—	1,184,664	—	265,375	—	423,861	2,315,871
	2020	1,010,742	—	1,848,909	—	605,100	—	197,889	3,662,640
	2019	1,182,189	—	2,491,313	—	1,034,000	—	51,475	4,758,977
(1)The amounts in the “Stock Awards” column for 2021 consist of PSUs and RSUs granted in 2021 under our equity and incentive plan, with the exception of Mr. Dirks who did not receive any grants of equity awards during 2021 (see footnote 3 below regarding the amount in "Stock Awards" column for Mr. Dirks). The amounts shown do not reflect compensation actually received by the NEO. Rather, the amounts shown for awards granted in 2021 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. All other assumptions used to calculate the expense amounts shown for 2021 are set forth in Note 14 to the 2021 Consolidated Financial Statements in the Company's Annual Report on Form 10-K for 2021. Each PSU is equal to the value of one share of our common stock. Dividend equivalents will be credited upon the achievement of the applicable performance goals and during the vesting periods, and will be paid (in cash) only if these performance goals are achieved and all other requirements tied to the payment of the PSUs are satisfied. The PSUs and accrued dividends will be settled as of the end of the one-year vesting period that follows a two-year performance period to the extent that the applicable performance goals have been achieved and the applicable vesting requirements have been satisfied. The values of the PSUs as of the grant date at maximum level of achievement for Mses. Antonello and Brown and Messrs. Paquette, Laws, and Shaw, were $1,199,778, $486,518, $786,838, $337,860, and $486,518, respectively. The RSUs are units each of which is equal to the value of one share of our common stock, and vest as to 25% of the units on March 15th of the first calendar year following the date of grant, and then on each of the next three anniversaries of that date. Dividend equivalents will be credited during the vesting periods, but will be paid (in cash) only
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if the applicable vesting requirements are satisfied. For more information regarding these awards, see the Grants of Plan-Based Awards table on page 42.
(2)The Non-Equity Incentive Plan Compensation in this table reflects the annual cash incentive bonus, if any, earned under this program by each of our NEOs with respect to 2021, which was paid in the first quarter of 2022.
(3)Mr. Dirks retired as the Company's President and Chief Executive Officer on April 1, 2021. The award agreements governing Mr. Dirks’ RSUs and PSUs provided for partial vesting acceleration upon his retirement (and for PSUs, based on actual performance). These provisions resulted in the vesting of a total of 10,603 shares under his RSUs that were granted in 2018, 2019 and 2020, and 51,240 shares under his PSUs that were granted in 2019 (which PSUs were subject only to service-based vesting at his retirement). Mr. Dirks also held outstanding PSUs granted in 2020 (his “2020 PSUs”) which, at his retirement, still was subject to performance achievement measured through December 31, 2021. Following completion of the performance period and upon certification of actual performance, 179% of the target shares subject to his 2020 PSUs became eligible to vest, and a total of 29,759 shares vested pursuant to the retirement-based partial acceleration provisions under his 2020 PSU award agreement. Pursuant to his separation agreement dated March 8, 2021, Mr. Dirks also received vesting acceleration of the remaining unvested portions of his RSUs and PSUs (and for PSUs, based on actual performance). The amount shown in the “Stock Awards” column for 2021 for Mr. Dirks consists of the incremental fair value of the modifications to his RSUs and PSUs pursuant to his separation agreement computed in accordance with FASB ASC Topic 718, providing for the additional vesting acceleration of the remaining 10,602 shares subject to his RSUs and 17,855 shares subject to his 2020 PSUs. Mr. Dirks' PSUs granted in 2019 became fully vested based on the provisions of the applicable award agreement as described above. For additional information regarding Mr. Dirks’ RSUs and PSUs that vested in connection with his retirement, see the table further below titled “Options Exercised and Stock Vested for 2021” and the sections below titled “Terms of Equity Awards—Termination by Reason of Retirement” and Potential Payments to the Named Executive Officers Upon Termination or Change in Control.” See footnote 4 regarding the amount in the “All Other Compensation” column for 2021 for Mr. Dirks.
(4)Includes the following payments that we made to or on behalf of our NEOs:

Name	Year	Car Allowance ($)	Perquisites ($)(a)	401(k) Matching Contributions ($)	Cash Dividends Paid ($)(b)	Excess Accrued Vacation(c) ($)	Life Insurance Premiums ($)	Personal Benefits(d) ($)	Relocation Benefits(e) ($)	Health Savings Account Contribution ($)	Total ($)
Katherine H. Antonello	2021	14,400	1,125	11,600	1,225	12,500	6,371	1,797	87,449	1,200	137,667
Michael S. Paquette	2021	14,400	6,720	11,600	52,544	9,712	1,260	2,147	—	1,200	99,582
Lori A. Brown	2021	14,400	—	11,600	14,867	6,923	908	2,689	—	1,200	52,587
Christopher W. Laws	2021	13,292	—	11,600	—	6,442	715	3,528	39,497	1,015	76,089
Jeffrey C. Shaw	2021	14,400	—	11,259	14,037	6,635	870	312	—	1,200	48,713
Douglas D. Dirks	2021	4,200	66,035	8,642	324,935	18,558	291	—	—	1,200	423,861
a.Perquisites include tax-gross ups of $25,985 for Mr. Dirks' retirement gifts.
b.Cash dividends are paid for accrued dividends on eligible RSUs and PSUs upon satisfaction of the vesting and/or performance requirements if and when the underlying shares are distributed.
c.For each NEO, excess accrued vacation represents the dollar value of vacation accrued during 2021, in excess of the vacation accrual levels for the Company's salaried employees generally. The dollar values were determined by reference to the NEOs' base salaries in effect on December 31, 2021.
d.Personal benefits include the aggregate incremental costs associated with the NEOs' professional memberships and license fees. Also included are the aggregate incremental costs associated with NEOs' and their guests' (i.e., spouse, family member or similar guest) attendance at company meetings and/or company activities.
e.Relocation benefits include tax-gross ups of $21,331 and $10,911 for Ms. Antonello and Mr. Laws, respectively.
Grants Of Plan-Based Awards
2021 Annual Cash Incentive Bonus Program
As discussed above, the 2021 annual cash incentive bonus program provides for a cash bonus payable only upon the Company's achievement of a pre-established corporate goal (which for 2021, was based on Adjusted GAAP Calendar Year Combined Ratio), referred to as the Bonus Hurdle (subject to the Compensation Committee's discretion to reduce the bonus amounts based on criteria selected by the Compensation Committee for this purpose), calculated as a percentage of the NEO's annual base salary rate for the applicable year. This percentage varied among the executives. For 2021, the target bonus
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award percentages were as follows: Ms. Antonello, 100%, Mr. Paquette, 65%, Ms. Brown, and Mr. Shaw, 55%, Mr. Laws, 50%, and Mr. Dirks, 110%. The maximum bonus payable under the program is 200% of the respective NEO's target bonus award percentage. Amounts earned under the 2021 bonus program by our NEOs are reflected in the Summary Compensation Table above in the “Non-Equity Incentive Plan Compensation” column. The cash bonus opportunities under this program for 2021 for these NEOs at threshold, target and maximum performance levels are set forth below under the Non-Equity Incentive Plan Awards columns.
PSUs and RSUs
As discussed above, the Company granted PSUs and RSUs to our NEOs in 2021 under our equity and incentive plan, with the exception of Mr. Dirks. The 2021 PSUs are equity awards granted to cover a two-year performance period commencing on January 1, 2021 and ending on December 31, 2022. Each PSU represents one share of our common stock, and the number of shares earned is based on the achievement of pre-established performance goals, which is measured at the end of the performance period. The performance goals are based on the Company's AROE for the period from January 1, 2021 until December 31, 2022, compared to a pre-established goal. A one-year vesting period then follows the two-year performance period. At target level of achievement, 100% of the number of PSUs granted would be earned, at threshold level, 50% of target level would be earned, and the maximum number of PSUs that an individual may earn based on actual performance during the performance period is 200% of the targeted number of PSUs. If the threshold level is not achieved, then no amount would be earned. PSUs are subject to accelerated vesting in certain limited circumstances, such as the death, disability or retirement of the executive, or in connection with a change in control of the Company. In addition, dividend equivalents will be credited upon the achievement of the applicable performance goals and during the vesting periods, and will be paid only if these performance goals are achieved and all other requirements tied to the payment of the PSUs are satisfied. In that event, payment would be made, in cash, when the underlying PSUs are distributed. PSUs awarded for 2021 are set forth under the “Estimated Future Payouts Under Equity Incentive Plan Awards” column below.
The 2021 RSUs are units each of which is equal to the value of one share of our common stock, and vest as to 25% of the units on March 15, 2022, and on each of the first three anniversaries of the first vesting date. The RSUs are subject to accelerated vesting in certain limited circumstances, such as death, disability or retirement of the executive, or in connection with a change in control of the Company. In addition, dividend equivalents will be credited during the vesting periods, but will be paid (in cash) only if the vesting requirements tied to the payment of the RSUs are satisfied. In that event, payment would be made, in cash, when the underlying RSUs are distributed. RSUs awarded for 2021 are set forth under the “All Other Stock Awards” column below.
No stock options were granted in 2021.
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Grants of Plan-Based Awards in 2021

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Stock Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Katherine H. Antonello	n/a	—	650,000	1,300,000	—	—	—	—	—	—	—
	3/8/2021	—	—	—	7,990	15,980	31,960	—	—	—	599,889
	3/8/2021	—	—	—	—	—	—	8,600	—	—	322,844
Michael S. Paquette	n/a	—	328,250	656,500	—	—	—	—	—	—	—
	3/8/2021	—	—	—	5,240	10,480	20,960	—	—	—	393,419
	3/8/2021	—	—	—	—	—	—	5,640	—	—	211,726
Lori A. Brown	n/a	—	198,000	396,000	—	—	—	—	—	—	—
	3/8/2021	—	—	—	3,240	6,480	12,960	—	—	—	243,259
	3/8/2021	—	—	—	—	—	—	3,500	—	—	131,390
Christopher W. Laws	n/a	—	167,500	335,000	—	—	—	—	—	—	—
	3/8/2021	—	—	—	2,250	4,500	9,000	—	—	—	168,930
	3/8/2021	—	—	—	—	—	—	2,420	—	—	90,847
Jeffrey C. Shaw	n/a	—	189,750	379,500	—	—	—	—	—	—	—
	3/8/2021	—	—	—	3,240	6,480	12,960	—	—	—	243,259
	3/8/2021	—	—	—	—	—	—	3,500	—	—	131,390
	8/2/2021	—	—	—	—	—	—	2,396	—	—	99,961
Douglas D. Dirks (6)	n/a	—	1,061,500	2,123,000	—	—	—	—	—	—	—
(1)For the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns, Threshold reflects the bonus amount assuming the Bonus Hurdle had not been achieved, Target reflects the value of the annual cash incentive bonus reflects achievement of the Bonus Hurdle and 100% achievement of the performance goals, and Maximum reflects achievement of the Bonus Hurdle and 200% achievement of the performance goals.
(2)Amounts shown are the number of PSUs granted to the NEOs in March 2021. Threshold reflects 50% of the value at Target, Target reflects 100% of the value of the award and Maximum reflects 200% of the value of the award at Target. The PSUs will become distributable in 2024, subject to, and to the extent of, the achievement of the applicable performance goals, as of the end of the performance period, which ends on December 31, 2022, and subject to the satisfaction of the vesting requirements. The vesting period ends on December 31, 2023.
(3)Amounts shown are the number of RSUs granted to each of the NEOs in March 2021 and August 2021. The RSUs will vest as to 25% of the units on March 15, 2022, and on each of the next three anniversaries of that date.
(4)No stock options were granted in 2021.
(5)Amounts shown represent the aggregate fair value of the PSUs and RSUs as of the date of grant calculated in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. Assumptions used to calculate the grant date fair value amounts are set forth in Note 14 to the 2021 Consolidated Financial Statements. However, the fair value shown above may not be indicative of the value realized due to the variability in the share price of our common stock.
(6)Mr. Dirks was not granted PSUs or RSUs in 2021 because he received additional vesting acceleration of outstanding RSU and PSU awards upon his retirement on April 1, 2021, as set forth in the Dirks Separation Agreement.
The Summary Compensation Table and Grants of Plan-Based Awards table should be read in conjunction with both the preceding “Compensation Discussion and Analysis,” which provides detailed information regarding our compensation philosophy and objectives, and “Potential Payments Upon Termination or Change in Control,” below, which provides a description of the material terms of the employment and other compensatory arrangements with our NEOs.
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Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information concerning outstanding equity awards for each of our NEOs as of December 31, 2021:

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Katherine H. Antonello	3/8/2021	—	—	—			8,600	355,868	15,980	661,252
	3/10/2020	—	—	—			2,940	121,657	14,600	604,148
Michael S. Paquette	3/8/2021	—	—	—			5,640	233,383	10,480	433,662
	3/10/2020	—	—	—			3,075	127,244	15,200	628,976
	3/6/2019	—	—	—			2,030	84,001	—	—
	3/7/2018	—	—	—			1,060	43,863	—	—
Lori A. Brown	3/8/2021	—	—	—			3,500	144,830	6,480	268,142
	3/10/2020	—	—	—			1,845	76,346	9,120	377,386
	3/6/2019	—	—	—			1,220	50,484	—	—
	3/7/2018	—	—	—			280	11,586	—	—
Christopher W. Laws	3/8/2021	—	—	—			2,420	100,140	4,500	186,210
Jeffrey C. Shaw	8/2/2021	—	—	—			2,396	99,146	—	—
	3/8/2021	—	—	—			3,500	144,830	6,480	268,142
	3/10/2020	—	—	—			1,845	76,346	9,120	377,386
	3/6/2019	—	—	—			1,220	50,484	—	—
	3/7/2018	—	—	—			280	11,586	—	—
Douglas D. Dirks	3/14/2016	23,500	—	—	27.72	3/14/2023	—	—	—	—
	3/10/2015	26,200	—	—	24.20	3/10/2022	—	—	—	—
(1)These columns reflect stock options granted under our equity and incentive plan in March of each of 2016 and 2015. Earlier option grants have already completely vested.
(2)The column reflects RSUs granted under our equity and incentive plan in March of each of 2021, 2020, 2019, and 2018 and August 2021. The RSUs vest as to 25% of the units on March 15 of the first calendar year following the date of grant, and then on each of the next three anniversaries of that date.
(3)The column reflects the number of PSUs granted in March 2021 and March 2020 under our equity and incentive plan that would be awarded to the NEOs at the end of the two-year performance period and one-year succeeding vesting period, assuming that the maximum levels of the performance goals have been achieved for each grant. The performance period for the March 2021, and March 2020 PSU grants commenced on January 1, 2021 and January 1, 2020, respectively. The PSUs that were granted in March 2019, and were settled in January 2022, are described in footnotes 1 and 2 to the “Option Exercises and Stock Vested for 2021 Table,” below.
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Option Exercises and Stock Vested for 2021

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Katherine H. Antonello	—	—	20,154	794,336
Michael S. Paquette	—	—	19,275	756,564
Lori A. Brown	2,700	38,706	10,780	423,708
Christopher W. Laws(3)	—	—	—	—
Jeffrey C. Shaw	—	—	10,545	414,661
Douglas D. Dirks (4)	37,144	471,322	134,374	5,567,707
(1)The Number of Shares Acquired on Vesting column reflects (a) the vesting of 25% of the RSUs granted on March 8, 2017, March 7, 2018, March 6, 2019, and March 10, 2020 for each of the NEOs receiving grants in the applicable years; and (b) the value of the PSUs granted on March 6, 2019 and August 5, 2019 are based on 200% of target level, which was the maximum level of achievement. The shares underlying the 2019 PSU grant were earned based on the achievement of pre-established corporate performance goals over a two-year performance period, followed by a one-year vesting period.
(2)The Value Realized on Vesting column reflects (a) the number of shares underlying the RSU grants, which vested on March 15, 2021, multiplied by $38.50, the per share fair market value of the shares as of that date; and (b) the number of shares underlying the PSUs granted on March 6, 2019 and August 5, 2019, following the completion of the two-year performance period and one-year succeeding vesting period that ended on December 31, 2021, multiplied by the per share fair market value of the shares, which was $39.46, as of January 19, 2022, the closing price on the date the PSUs were settled.
(3)Mr. Laws commenced employment on February 8, 2021, and consequently no PSUs were granted to him for 2019.
(4)Mr. Dirks' Number of Shares Acquired on Vesting column and Value Realized on Vesting column reflects (a) the number of shares underlying the RSU awards, which vested on March 15, 2021, multiplied by $38.50, the per share fair market value of the shares as of that date; and (b) the acceleration of outstanding awards after taking into account the retirement vesting provisions of the relevant grant agreements and additional accelerated vesting set forth in the Dirks Separation Agreement, which includes: (i) 72,445 shares, which reflects the remaining accelerated RSU vesting and the accelerated vesting of Mr. Dirks' 2019 PSU award, multiplied by the closing stock price of EIG on April 1, 2021 the effective date of Mr. Dirks' retirement, which was $42.05, and (ii) 47,614 shares, which reflects the accelerated vesting of Mr. Dirks' 2020 PSU award, multiplied by the closing stock price at December 31, 2021. Mr. Dirks' 2020 PSU award was settled on March 10, 2022.
Pension Benefits
None of our NEOs participate in or has any accrued benefits under any qualified or nonqualified defined benefit plans maintained by the Company.
Nonqualified Deferred Compensation
None of our NEOs participate in or has an account balance in any nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by the Company.
Potential Payments upon Termination or Change in Control
The following summaries and the table that follows set forth estimated potential amounts payable to our NEOs upon termination of employment or a change in control as of December 31, 2021, under the employment agreements that were in effect as of that date, and the Company's other compensation plans, programs, policies, agreements, and arrangements. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems it advisable.
Named Executive Officers' Employment Agreements
As discussed above, each of our NEOs had an employment agreement with the Company in 2021, with the exception of Mr. Laws who had an employment letter. The employment agreement with Mr. Dirks was
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scheduled to expire on December 31, 2021, but terminated upon his retirement on April 1, 2021. The employment agreements with Mr. Paquette and Ms. Brown are scheduled to expire on December 31, 2022. The employment agreement with Mr. Shaw expired on December 31, 2021. In connection with Ms. Antonello's commencement of employment with the Company in August 2019, the Company entered into the Original CA Employment Agreement that would have expired on December 31, 2021. However, effective April 1, 2021, Ms. Antonello's New CEO Employment Agreement replaced the Original CA Employment Agreement, and is scheduled to expire on December 31, 2022. The following summaries describe the terms of the employment agreements with each of our NEOs, other than Mr. Dirks, as in effect as December 31, 2021.
If, during the term of each of these employment agreements, the NEO’s employment is terminated other than (1) by reason of the NEO’s death or disability or (2) by the Company for cause or resignation for good reason, in any case, other than during (a)(i) the 24-month period following a change in control of the Company for Ms. Antonello, or (ii) the 18-month period following a change in control of the Company for each of Messrs. Paquette and Shaw and Ms. Brown, or (b) for each such NEO, during the six-month period prior to, but in connection with, a change in control (such pre- and post-change in control period, together, the “CIC-Related Period”), then the NEO would be entitled to receive:
•continued payments equal to: (1) for Ms. Antonello, three times her base salary payable in bi-weekly installments for 36 months; and (2) for each of Messrs. Paquette and Shaw and Ms. Brown, two times base salary payable in bi-weekly installments for 24 months; and
•continued health insurance coverage for 18 months following termination of employment with the Company paying the employer portion of the premium for such NEO.
If, during the term of the employment agreement, the NEO terminates employment for good reason or the NEO’s employment is terminated for any reason other than death, disability or by the Company for cause, in any case during the CIC-Related Period, then the NEO would be entitled to receive:
•a lump sum cash payment equal to: (1) for Ms. Antonello, three times the sum of (A) her base salary and (B) (1) if the Change in Control occurs in the current year, $650,000, and (2) if the Change in Control occurs in 2022, the average of $650,000 and the annual bonus amount earned by Ms. Antonello for the preceding year; and (2) for each of Messrs. Paquette and Shaw and Ms. Brown, two times the sum of (A) base salary and (B) the average of the annual bonus amounts earned for the three years preceding the year in which the change in control occurs; and
•continued health insurance coverage for 18 months following the termination date with the Company paying the employer portion of the premium for each of the NEOs.
In addition, if any of the severance and other benefits payable to the NEO would constitute “parachute payments” and be subject to the excise tax under Section 4999 of the Internal Revenue Code, then such payments and benefits will be either delivered in full or delivered as to such lesser extent that would result in none of such payments and benefits being subject to excise tax, whichever results in the greater amount of after-tax benefits to the NEO. Each of these employment agreements provides that the Company will pay for the legal fees and expenses that may be incurred by the NEO in connection with any tax audit or proceeding relating to such excise tax.
The NEO would be subject to certain non-competition and non-solicitation restrictions for (1) 24 months after the termination date for Ms. Antonello; and (2) 18 months following the NEO's termination date for each of Messrs. Paquette and Shaw and Ms. Brown (in each case except if the Company has provided its consent), as well as obligations relating to nondisclosure of confidential information of the Company and its affiliates, return of company property, post-termination cooperation in certain litigation, administrative proceedings, investigations or audits, and work for hire provisions. Additionally, the NEO would be required to sign a global release of liability.
For purposes of these NEOs’ employment agreements, “cause” generally means a material breach of the NEO’s employment agreement; failure or inability of the NEO to obtain or maintain any required licenses or certificates; or a willful violation by the NEO of any law, rule or regulation that may adversely affect the
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NEO’s ability to perform his or her duties or may subject the Company to liability or negative publicity, or conviction or commission of or entry of a guilty plea or plea of no contest to any felony or any other crime involving moral turpitude.
For purposes of these NEOs’ employment agreements, a “change in control” of the Company generally means: (a) any person, or persons acting as a group, acquires ownership of Company stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of Company stock; or (b) any person, or persons acting as a group, acquires (or has acquired within 12 months) ownership of Company stock possessing 35% or more of the total voting power of the stock of the Company; or (c) a majority of Board members is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board members; or (d) any person or group acquires (or has acquired within 12 months) Company assets with an aggregate gross fair market value of at least 40% of the aggregate gross fair market value of the Company’s assets. However, generally, a “change in control” will not occur due to the completion of any transaction or series of integrated transactions immediately following which the Company’s common stockholders continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the Company’s assets immediately after such transaction or transactions; and a “change in control” will not occur as result of any secondary offering of Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission.
For purposes of these NEOs’ employment agreements, “good reason” generally means the NEO’s termination of his or her employment due to any of the following events, provided the NEO notified the Company of such event within 90 days of its initial existence and such event is not cured by the Company within 30 days of the Company’s receipt of notice: a material diminution in the NEO’s base compensation, a material diminution in the NEO’s authority, duties or responsibilities, or any other action or inaction that constitutes a material breach by the Company of the employment agreement.
Prior to Ms. Antonello’s appointment on April 1, 2021, as the Company’s President and Chief Executive Officer, Ms. Antonello was party to the Original CA Employment Agreement which provided for certain severance benefits upon a qualifying termination under such agreement. The Original CA Employment Agreement provided for generally the same severance provisions as provided under her New CEO Employment Agreement, except that under the Original CA Employment Agreement, the CIC-Related Period ended 18 months after a change in control of the Company, Ms. Antonello’s salary severance was two times her base salary, and in the case of a qualifying termination of employment in 2021 during the CIC-Related Period, her bonus severance was the average of $220,000 and her bonus earned for 2020.
The conditions for Ms. Antonello to receive the severance benefits under the Original CA Employment Agreement generally were the same as those under the New CEO Employment Agreement, except that the non-competition and non-solicitation obligations were in effect for a period of 18 months following termination. The definitions of cause, change in control, and good reason under the Original CA Employment Agreement were the same as the definitions of such terms under her New CEO Employment Agreement.
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Named Executive Officers' Key Executive Change in Control and Severance Plan
Effective and commencing as of August 1, 2021, the Company adopted the Key Executive Change in Control and Severance Plan (the "Plan"), pursuant to which participants will be eligible to receive severance benefits upon qualifying terminations of employment. For those NEOs party to an employment agreement, participation does not begin until and upon the expiration of their current employment agreements, assuming the NEO remains employed with the Company at the time of expiration and executes a participation agreement as set forth under the Plan. NEOs not party to a current employment agreement can participate in the Plan after the effective date and upon execution of a participation agreement. Following the adoption of the Plan, in August 2021, Mr. Laws became a participant in the Plan. Mr. Shaw became a participant in the Plan in January 2022 following the expiration of his employment agreement on December 2021. Entry into a participation agreement under the Plan will cause the Plan to supersede any severance or change in control benefits in any offer letter or employment or severance agreement but will not supersede or replace any benefits under any equity plan or equity award agreements or annual bonus program.
The following summary describes certain key terms of the Plan:
If, under the terms of the Plan and other than during the period beginning six months prior to a change in control of the Company through 24 months following a change in control of the Company (the “Change in Control Period”), either the Company terminates the NEO's employment without cause and not due to the NEO’s death or disability, or the NEO resigns due to a good reason termination, then the NEO would be entitled to receive:
•continued payments in installments in accordance with the Company’s normal payroll dates, in an aggregate amount equal to 125% (or with respect to the Company’s Chief Executive Officer, 200%) of the sum of the NEO’s base salary and target annual bonus, in each case in such amounts as in effect immediately before termination of employment, payable over a period of 15 months (or with respect to the Company’s Chief Executive Officer, 24 months); and
•a lump sum payment equal to the total continued health coverage premiums for medical, vision and dental care for the NEO, his or her spouse and/or his or her dependents, as applicable, for 15 months (or with respect to the Company’s Chief Executive Officer, 24 months) following termination of employment.
If, under the terms of the Plan and during the Change in Control Period, either the Company terminates the NEO's employment without cause and not due to the NEO’s death or disability, or the NEO resigns due to a good reason termination, then the NEO would be entitled to receive:
•a lump sum cash payment equal to 200% (or with respect to the Company’s Chief Executive Officer, 300%) of the sum of the NEO’s base salary and target annual bonus, in each case in such amounts as in effect immediately before termination of employment or immediately before the Company’s change in control, whichever is higher; and
•a lump sum payment equal to the total continued health coverage premiums for medical, vision and dental care for the NEO, his or her spouse and/or his or her dependents, as applicable, for 24 months (or with respect to the Company’s Chief Executive Officer, 36 months) following termination of employment.
To receive the severance benefits, the NEO must timely sign and not revoke a separation agreement and release of claims in a form reasonably satisfactory to the Company. The NEO will be required to comply with the provisions of such agreement, which will include, without limitation, applicable restrictive covenants relating to non-competition, non-solicitation, confidentiality, return of company property, post-termination cooperation and work for hire provisions.
In addition, if any of the severance and other benefits provided under the Plan or otherwise payable to the NEO would constitute “parachute payments” and be subject to the excise tax under Section 4999 of the Internal Revenue Code, then such payments and benefits will be either delivered in full or delivered as to such lesser extent that would result in none of such payments and benefits being subject to excise
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tax, whichever results in the greater amount of after-tax benefits to the NEO. The Plan does not require the Company to provide any tax gross-up payment to any NEO participating in the Plan.
The Company may amend or terminate the Plan at any time, except that upon, in connection with, or after a change in control of the Company, the Company may not, without participant consent, amend or terminate the Plan in any way or take actions under the Plan that prevents a participant from becoming eligible for the severance and benefits under the Plan or reduces or alters to the participant’s detriment any of the severance and benefits under the Plan.
For purposes of the Plan, “cause” generally has the same meaning as provided under the NEOs’ employment agreements summarized further above.
For purposes of the Plan, a “change in control” of the Company generally has the same meaning as provided under the NEOs’ employment agreements summarized further above.
For purposes of the Plan, a “good reason termination” generally means the NEO’s voluntary termination of employment with the Company after one or more of the following without the NEO’s written consent: a material reduction of the NEO’s then-current annual base salary; or a material reduction of the NEO’s authority, duties or responsibilities, unless the NEO is provided with a comparable position. To qualify as a good reason termination, the NEO must give the Company written notice within 60 days after the NEO knows or should know of the initial existence of such event or action, such event or action is not cured as soon as possible but in any case within 30 days of receiving such written notice, and the NEO terminates employment within 60 days following the end of such 30-day cure period.
Termination for Death or Disability
In accordance with the Company's policies, if the NEO's employment is terminated as a result of disability, the NEO would be entitled to a benefit of up to $15,000 per month until the NEO reached normal retirement age under the Social Security Act where retirement age depends on the NEO's date of birth. In addition, the Company provides life insurance benefits for its senior executives, including the NEOs, in an amount equal to three times the executive's annual base salary, subject to a $1.5 million cap for each senior executive other than Ms. Antonello.
Terms of Equity Awards
Termination Not in Connection With a Change in Control
Termination of Employment by the Company for other than Cause. Under the terms of the equity award agreements, if the NEO's employment is terminated other than for cause, death or disability, and not in connection with a change in control, then (1) all options that are unvested as of that date would be forfeited and all then vested options would remain exercisable for one year following such termination (or one year following death if the NEO dies within the one-year period following such termination), but in no event later than the option expiration date, (2) a prorated portion of the NEO's PSUs would be deemed earned based on the period of time the NEO had been employed during the performance and vesting periods and based on the Company's achievement of the applicable performance goals as of the end of the performance period, and (3) all outstanding unvested or unearned RSUs and PSUs would be forfeited.
Termination by Reason of Death or Disability. If the NEO's employment is terminated by reason of death or disability, the NEO's options would vest in full as of the date of termination of employment and would remain exercisable for one year thereafter; provided, however, that if the NEO's employment terminates by reason of disability and the NEO dies during such one-year period, then, the NEO's options would remain exercisable for one year following death but in no event later than the option expiration date. In addition, a prorated portion of the NEO's PSUs would be deemed earned based on the period of time the NEO had been employed during the performance period and based on the Company's achievement of the applicable performance goals as of the end of the performance period, and the NEO's RSUs would become fully vested.
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Termination by the Company for Cause or by the Executive Voluntarily. If the NEO's employment is terminated by the Company for cause or the NEO terminates employment for any reason other than as described above or, if applicable, by reason of retirement as described below (and not in connection with a change in control) then the NEO would forfeit any outstanding unvested or unearned awards. If the NEO's termination is by the Company for cause, then the NEO's vested options would immediately terminate. However, if the NEO voluntarily terminates employment, the NEO's options would remain exercisable for one year following termination of employment (or one year following death if the NEO dies during the post-termination exercise period), but in no event later than the option expiration date. In addition, the NEO's unvested or unearned RSUs and PSUs would terminate upon termination of employment.
Termination in Connection With a Change in Control
Change in Control Provisions, If Equity Awards are Not Assumed. If the NEO's equity awards are not assumed or substituted in connection with a change in control, then upon the occurrence of the change in control, (1) the NEO's options would become fully vested and exercisable and would terminate immediately following the change in control, (2) the NEO's RSUs would become fully vested and (3) the number of PSUs that would have been earned at target level of achievement would be deemed earned and the shares (or the equivalent value of the shares) would be payable shortly after the occurrence of the change in control, except that, if the change in control occurs on or after the end of the performance period, payment would be based on actual, instead of target level of, achievement.
Change of Control Provisions, If Equity Awards are Assumed. If the NEO's options and/or RSUs are assumed or substituted for in connection with a change in control but the NEO's employment is terminated without cause during the 24-month period following such change in control, then the NEO's RSUs would become fully vested and the NEO's options would become fully vested and exercisable. The PSUs would be treated as described in the previous paragraph, whether or not they are assumed or substituted for.
Termination by Reason of Retirement
As of December 31, 2021, other than with respect to Mr. Dirks, the retirement provisions in our equity awards do not apply to any NEOs since none satisfied the criteria necessary to terminate employment by reason of retirement as of that date.
For purposes of our equity awards, “retirement” is defined as termination of employment after attaining age 60 and completing 10 years of continuous service, provided that the NEO has given written notice of intent to retire no fewer than six months prior to the date that the NEO terminates employment.
Upon retirement, 50% of an NEO's then unvested options would vest and become exercisable as of the date of retirement and all remaining unvested options would be forfeited. In addition, all vested options would remain exercisable for three years following the date of retirement (but not later than the option expiration date) and if the NEO were to die during this post-termination exercise period, the NEO's vested options would remain exercisable for at least one year following the NEO's death (but not later than the option expiration date). With respect to the NEO's outstanding RSU awards, 50% of the then unvested RSUs would vest and the remaining unvested RSUs would be forfeited, and with respect to the outstanding PSU awards, a prorated portion of the PSUs would be deemed earned based on the number of months that the NEO continued in employment during the applicable performance period, and would become payable upon the applicable payment date based on the Company's actual performance and provided that the NEO refrains from breaching Company confidentiality or non-solicitation agreements and violating certain restrictive covenants applicable to the NEO.
Mr. Dirks, the Company's former President and Chief Executive Officer retired on April 1, 2021. In connection with his retirement, Mr. Dirks entered into the Dirks Separation Agreement on March 8, 2021, which contained certain additional vesting of his unvested RSUs and unvested PSUs such that all of his unvested RSUs and PSUs outstanding at the time of his retirement would accelerate vesting, except that his PSUs remained subject to achievement and certification of the corporate performance applicable to each such award. Such vesting acceleration benefit is subject to Mr. Dirks’ release of claims in favor of
2022 Proxy Statement | 49

the Company and its affiliates and non-disparagement obligation pursuant to a mutual non-disparagement provision under the separation agreement. In addition, the Dirks Separation Agreement requires Mr. Dirks to comply with certain covenants under his employment agreement, including non-competition and non-solicitation restrictions for 24 months following his retirement (except if the Company has provided its consent), nondisclosure of confidential information of the Company and its affiliates, post-termination cooperation in certain litigation, administrative proceedings, investigations or audits, and certain work for hire provisions.
2021 Annual Bonus Program for all Named Executive Officers
The following termination and change in control provisions of our 2021 Annual Bonus Program apply to the annual bonuses granted to each of our NEOs for 2021:
Termination Not in Connection With a Change in Control
Termination of Employment by the Company for other than Cause. If the Company terminates the NEO's employment prior to December 31, 2021, other than for cause, then the NEO would be entitled to a prorated annual bonus, payable when this bonus would otherwise have been paid, in an amount equal to the product of (1) the total value of the annual bonus that would have been paid had the NEO continued in employment until December 31, 2021, calculated based on the NEO's annual base salary, and subject to the achievement of the threshold corporate performance goal, as determined by the Compensation Committee, in its sole discretion, and the further exercise by the Compensation Committee of its discretion authority regarding the extent of the achievement of the performance goals; and (2) a fraction, the numerator of which is the number of full months elapsed from January 1, 2021, until the NEO's date of termination, and the denominator of which is 12.
Termination by Reason of Death or Disability. If the NEO's employment terminates prior to December 31, 2021, by reason of death or disability, the 2021 annual bonus award would become payable when it would otherwise have been paid, calculated as if the NEO had continued in employment until December 31, 2021, and based on the NEO's annual base salary, and subject to the achievement of the threshold corporate performance goal, as determined by the Compensation Committee, in its sole discretion, and the further exercise by the Compensation Committee of its discretion authority regarding the extent of the actual achievement of the performance goals.
Termination by the Company for Cause or by the Executive Voluntarily. If the Company terminates the NEO's employment for cause or the NEO voluntarily terminates employment for any reason prior to the date the 2021 annual bonuses are paid, other than for any of the reasons described above, then the NEO's 2021 annual bonus would terminate and be forfeited immediately.
Termination in Connection With a Change in Control
Upon the consummation of a change in control, if the NEO remains continuously employed through such consummation, then the NEO would be entitled to a prorated 2021 annual bonus award, payable as soon as practicable following the consummation of the change in control, in an amount equal to the product of (1) the greater of (a) the total value of the annual bonus that would have been paid to the NEO had the NEO continued in employment until December 31, 2021, subject to the actual achievement of the threshold corporate performance goal as of the consummation of the Change in Control, as determined by the Compensation Committee, in its sole discretion, such that if the threshold corporate performance goal was actually achieved, the achievement percentage would be 200%, and if the threshold corporate performance goal was not achieved, the achievement percentage would be 0%; and (ii) the value of the annual bonus that would have been paid to the NEO had the NEO continued in employment until December 31, 2021, and the achievement percentage would be 100%, and (b) a fraction, the numerator of which is the number of full months elapsed from January 1, 2021, until the consummation of the Change in Control, and the denominator of which is 12.

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Termination By Reason of Retirement
If the NEO terminates employment prior to December 31, 2021 by reason of retirement, after attaining the age of 60, completing 10 years of continuous service and providing six months notice to the Company, then the NEO would be entitled to a prorated annual bonus payable when such bonus would otherwise have been paid in an amount equal to the product of (1) the total value of the annual bonus that would have been paid had the NEO continued in employment until December 31, 2021, based on the NEO's annual base salary, and subject to the achievement of the threshold corporate performance goal, as determined by the Compensation Committee, in its sole discretion, and the further exercise by the Compensation Committee of its discretion authority regarding the extent of the achievement of the performance goals; and (2) a fraction, the numerator of which is the number of full months elapsed from January 1, 2021 until the NEO's date of termination, and the denominator of which is 12, so long as the NEO refrains from breaching Company confidentiality or non-solicitation agreements and violating certain restrictive covenants applicable to her or him through December 31, 2021. As of December 31, 2021, none of our NEOs would satisfy the criteria necessary to terminate employment by reason of retirement. Mr. Dirks, the Company's former President and Chief Executive Officer was the only NEO who satisfied the criteria in 2021, and he retired on April 1, 2021.
Potential Payments to the Named Executive Officers Upon Termination or Change in Control
Assuming the employment of each of the NEOs had terminated on December 31, 2021, under each of the circumstances set forth in the table below (including the occurrence of a change in control on December 31, 2021), the payments and benefits described above would have the following estimated values under the employment agreements and other applicable plans, programs, policies, agreements and arrangements.

Name	Salary ($)	Bonus ($)		Accrued Vacation ($)	Medical Continuation ($)	Death Benefit ($)	Disability Benefits(2) ($)	Value of Accelerated Equity ($)		Total ($)
Katherine H. Antonello
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	1,950,000	910,000	(1)	125,000	32,804	—	—	623,183		3,640,987
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	1,950,000	2,743,700		125,000	32,804	—	—	1,412,299	(3)	6,263,803
Voluntary Termination	—	—		125,000	—	—	—	—		125,000
Termination for Cause	—	—		125,000	—	—	—	—		125,000
Change in Control	—	1,300,000	(4)	—	—	—	—	1,412,299	(5)	2,712,299
Death	—	910,000	(1)	125,000	—	1,500,000	—	1,412,299		3,947,299
Disability	—	910,000	(1)	125,000	—	—	1,710,000	1,412,299		4,157,299
Michael S. Paquette
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	1,010,000	459,550	(1)	97,115	17,032	—	—	563,871		2,147,568
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	1,010,000	1,179,080		97,115	17,032	—	—	1,334,298	(3)	3,637,525
Voluntary Termination	—	—		97,115	—	—	—	—		97,115
Termination for Cause	—	—		97,115	—	—	—	—		97,115
Change in Control	—	656,500	(4)	—	—	—	—	1,334,298	(5)	1,990,798
Death	—	459,550	(1)	97,115	—	1,500,000	—	1,334,298		3,390,963
Disability	—	459,550	(1)	97,115	—	—	1,530,000	1,334,298		3,420,963
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Name	Salary ($)	Bonus ($)		Accrued Vacation ($)	Medical Continuation ($)	Death Benefit ($)	Disability Benefits(2) ($)	Value of Accelerated Equity ($)		Total ($)
Lori A. Brown
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	720,000	227,700	(1)	69,231	17,032	—	—	340,971		1,374,934
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	720,000	956,817		69,231	17,032	—	—	794,703	(3)	2,557,783
Voluntary Termination	—	—		69,231	—	—	—	—		69,231
Termination for Cause	—	—		69,231	—	—	—	—		69,231
Change in Control	—	396,000	(4)	—	—	—	—	794,703	(5)	1,190,703
Death	—	227,700	(1)	69,231	—	1,080,000	—	794,703		2,171,634
Disability	—	227,700	(1)	69,231	—	—	1,950,000	794,703		3,041,634
Christopher W. Laws
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	418,750	419,487	(1)	19,456	16,224	—	—	62,070		935,987
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	670,000	545,112		19,456	25,958	—	—	193,245	(3)	1,453,771
Voluntary Termination	—	—		19,456	—	—	—	—		19,456
Termination for Cause	—	—		19,456	—	—	—	—		19,456
Change in Control	—	335,000	(4)	—	—	—	—	193,245	(5)	528,245
Death	—	210,112	(1)	19,456	—	1,005,000	—	193,245		1,427,813
Disability	—	210,112	(1)	19,456	—	—	5,355,000	193,245		5,777,813
Jeffrey C. Shaw
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	690,000	227,700	(1)	61,974	33,001	—	—	340,971		1,353,646
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	690,000	451,633		61,974	33,001	—	—	893,849	(3)	2,130,457
Voluntary Termination	—	—		61,974	—	—	—	—		61,974
Termination for Cause	—	—		61,974	—	—	—	—		61,974
Change in Control	—	379,500	(4)		—	—	—	893,849	(5)	1,273,349
Death	—	227,700	(1)	61,974	—	1,035,000	—	893,849		2,218,523
Disability	—	227,700	(1)	61,974	—	—	3,330,000	893,849		4,513,523
Douglas D. Dirks
Retirement	—	265,375	(1)	—	—	—	—	5,016,579	(6)	5,281,954
(1)For the year 2021, the bonuses reflect the annual cash incentive bonuses paid for 2021 under our equity and incentive plan. The 2021 annual bonuses were paid in the first quarter of 2022 at varying percentages of the eligible NEOs' respective base salary rates. Additionally, Mr. Laws' bonus includes the bonus portion due under the Plan.
(2)Disability benefits are available to all full-time employees. In the event the NEO had been terminated due to disability, the executive would have been entitled to a benefit equal to 66 2/3% of their monthly salary, up to a maximum of $15,000 per month until attainment of their normal retirement age under the Social Security Act where retirement age depends on their date of birth.
(3)The value of the equity acceleration that is shown for termination of a NEO's employment following a change in control is calculated based on the assumption that the equity awards would be assumed upon the occurrence of the change in control and the executive would be terminated immediately thereafter.
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(4)The amounts shown for bonuses upon consummation of a change in control reflect the value of the annual cash incentive bonus to which such executive would have been entitled for 2021 if such executive remained continuously employed through such consummation,and threshold corporate performance had been achieved.
(5)The value of the equity acceleration that is shown for a change in control is calculated based on the assumption that the equity awards would not be assumed in the change in control, and therefore the awards would become vested and exercisable whether or not the NEO's employment had been terminated.
(6)The value of the equity acceleration that is shown for Mr. Dirks' retirement is calculated based on the acceleration of outstanding awards, taking into account the retirement vesting provisions in his equity grant agreements and the additional acceleration of outstanding awards as set forth in the Dirks Separation Agreement. This includes the actual value of the settlement of all outstanding RSU awards and Mr. Dirks' outstanding 2019 PSU awards on April 1, 2021 and the value of Mr. Dirks' 2020 PSU award at December 31, 2021. Mr. Dirks' 2020 PSU award was settled on March 10, 2022.
CEO Pay Ratio
Pursuant to the requirements of section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, below is a description of the relationship between the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer for 2021. The 2021 CEO pay ratio provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
In light of the CEO transition in 2021, as permitted by SEC rules, we elected to annualize the CEO's compensation for purposes of the pay ratio based on the compensation of Ms. Antonello received in her role as President and CEO of the Company beginning on April 1, 2021. Her annualized compensation for Pay Ratio disclosure purposes would be as follows:

Base salary	650,000
Cash incentive bonus	910,000
Stock awards	922,733
All other compensation	137,667
Total	$2,620,400
Under the applicable regulations, a company may identify its median employee for purposes of providing pay ratio disclosure once every three years and then use that employee to calculate and disclose the median employee’s total compensation so long as, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that such company reasonably believes would result in a significant change to the previous year’s pay ratio disclosure. Given that we last identified our median employee as of December 31, 2018, we are required to update the median employee determination for our 2021 pay ratio disclosure.
To determine our median employee, we examined the total cash compensation (salary or hourly wages plus bonuses and other cash incentives) for all full-time, part-time, and temporary employees who were employed by us as of December 31, 2021. We annualized salaries and wages for employees who did not work a full year. We believe the use of total cash compensation for our employees is a consistently applied compensation measure, and note, in this regard, that we do not widely distribute annual equity awards to our employees. Specifically, in 2021 only about six percent of our employees received annual equity awards.
Once the median employee was identified, as described above, we then calculated this employee's annual total compensation using the same methodology we use for our named executive officers for purposes of the Summary Compensation Table in this proxy statement. As so calculated, the identified median employee's total compensation was $96,503. Ms. Antonello's total annualized 2021 compensation was $2,620,400. Based on this information, our 2021 CEO to median employee pay ratio is 27:1.
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Security Ownership of Certain Beneficial Owners and Management
The following table and accompanying footnotes show information regarding the beneficial ownership of our voting securities as of March 28, 2022, by:
•each person who is known by us to own beneficially more than 5% of our voting securities;
•each Director;
•each NEO; and
•all Directors and executive officers as a group.
Except as otherwise indicated, we believe that the beneficial owners listed below, based on information furnished by such owners, will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock underlying RSUs in which a person has the right to acquire beneficial ownership within 60 days of March 28, 2022 are considered outstanding and beneficially owned by the person holding the RSUs for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of March 28, 2022, 27,738,429 shares of common stock were outstanding.

Name of Beneficial Owner(1)	Common Stock Beneficially Owned		Percent of Class
Blackrock Inc., 55 East 52nd Street, New York, NY 10055	4,135,971	(2)	14.9
The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355	3,067,836	(3)	11.1
Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, TX 78746	2,177,367	(4)	7.8
FMR LLC, 245 Summer Street, Boston, MA 02210	1,477,842	(5)	5.3
Richard W. Blakey	64,312	(6)	*
João “John” M. de Figueiredo	6,699		*
Prasanna G. Dhoré	12,293		*
Valerie R. Glenn	60,930	(7)	*
Barbara A. Higgins	7,497		*
James R. Kroner	25,442	(8)	*
Michael J. McColgan	8,722		*
Michael J. McSally	36,203	(9)	*
Jeanne L. Mockard	8,258		*
Alejandro "Alex" Perez-Tenessa	—		*
Katherine H. Antonello	16,991		*
Michael S. Paquette	52,913		*
Lori A. Brown	34,831	(10)	*
Christopher W. Laws	457		*
Jeffrey C. Shaw	13,879		*
All Directors and executive officers as a group (16) persons	350,631	(11)	1.3
*    Represents less than 1%
(1)The address of all current executive officers and directors listed above is in the care of the Company.
(2)Information concerning stock ownership obtained from Amendment No. 9 to the Schedule 13G filed with the SEC on January, 27, 2022. BlackRock Inc. reported sole voting power with respect to 4,075,260 shares of common stock and dispositive power with respect to all 4,135,971 shares of common stock.
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(3)Information concerning stock ownership obtained from Amendment No. 12 to the Schedule 13G filed with the SEC on February 10, 2022. The Vanguard Group, Inc. reported shared voting power with respect to 24,382 shares of common stock, sole dispositive power with respect to 3,018,912 shares of common stock, and shared dispositive power with respect to 48,924 shares of common stock.
(4)Information concerning stock ownership obtained from Amendment No. 5 to the Schedule 13G filed with the SEC on February 8, 2022. Dimensional Fund Advisors LP, reported sole voting power with respect to 2,135,173 shares of common stock, and sole dispositive power with respect to 2,177,367 shares of common stock.
(5)Information concerning stock ownership obtained from the Schedule 13G filed with the SEC on February 9, 2022. FMR LLC, reported sole voting power with respect to 166,628 shares of common stock, and sole dispositive power with respect to 1,477,842 shares of common stock.
(6)Dr. Blakey is not standing for re-election at the 2022 Annual Meeting. Includes 58,926 shares of common stock beneficially owned by the Richard Blakey Family Trust.
(7)Includes 18,954 shares of common stock beneficially owned by the Glenn Family Trust.
(8)Includes 23,765 shares of common stock beneficially owned by the James R. Kroner Living Trust.
(9)Includes 17,587 shares of common stock beneficially owned by the Michael J. McSally Revocable Trust.
(10)Includes 26,361 shares of common stock beneficially owned by the Lori Ann Brown Revocable Trust.
(11)There were no shares of common stock subject to options that were exercisable as of March 28, 2022.
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Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors of the Company has appointed Ernst & Young LLP (“Ernst & Young”) as the Company's independent registered public accounting firm to examine the financial statements of the Company and its subsidiaries for the 2022 calendar year. The Board recommends ratification of the appointment of Ernst & Young.
Ernst & Young has served as the Company's independent auditor since 2002. This continuity enables Ernst & Young to gain extensive knowledge of the Company's operations, policies, procedures and internal controls. Ernst & Young rotates its lead audit partner and other accounting partners consistent with independence requirements. To help further ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent auditor. Factors considered include insurance industry expertise, audit performance quality, reasonableness of fees and Public Company Accounting Oversight Board (“PCAOB”) reports on the firm, among other factors.
A representative of Ernst & Young will be available at the Annual Meeting. This representative will have an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.
Although stockholder approval of this appointment is not required or binding on the Audit Committee, the Board believes that, as a matter of good corporate governance, stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Ernst & Young as the Company's independent accounting firm, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.
____________________________________________________________________________
The Board of Directors unanimously recommends that stockholders vote FOR the ratification of our independent registered public accounting firm.
____________________________________________________________________________
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Audit Committee Report
In connection with the financial statements for the year ended December 31, 2021, the Audit Committee has:
•reviewed and discussed the audited financial statements with management;
•discussed with Ernst & Young, the Company's independent registered public accounting firm, the matters required to be discussed by PCAOB Auditing Standard No. 1301, “Communications with Audit Committees”; and
•received the written disclosure and letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.
Based upon these reviews and discussions, the Audit Committee recommended to the Board, at the February 15, 2022 meeting of the Board, that the Company's audited financial statements for the year ended December 31, 2021 be included in the Annual Report on Form 10-K filed with the SEC. The Board has approved the inclusion of this Audit Committee Report in this proxy statement.
/s/ Audit Committee
Michael J. McColgan, Chair
James R. Kroner
Jeanne L. Mockard
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Audit Matters
Audit Committee Independence
The three members of the Audit Committee are independent (as independence is defined by the provisions of Section 303A.02 of the Listing Standards).
Communications with the Audit Committee
Complaints or concerns about accounting matters may be submitted to the Audit Committee in any of the following ways:
•by mailing a written description of the complaint or concern to the following address: Corporate Compliance Reporting
Employers Holdings, Inc.
748 S. Meadows Parkway, Suite A9, #249
Reno, Nevada 89521
•by sending a written description of the complaint or concern to the following email address: CorporateComplianceOfficer@employers.com; or
•by calling the toll-free hotline and talking to an independent third party at 844-961-2439.
Reports may be made anonymously. The Corporate Compliance Officer will check the above mailbox, email address, and telephone hotline messages on a regular basis and will promptly review and log all submissions. Any concerns regarding accounting, internal controls or auditing matters requiring immediate Audit Committee action will be submitted to the Chair of the Audit Committee within 24 hours. Reports of suspected violations of law and Company policies will be investigated appropriately. The Corporate Compliance Officer will provide periodic reports to the Audit Committee regarding the submissions relating to accounting, internal controls or auditing matters and the investigation and resolution of such matters.
Service Fees Incurred for Independent Accounting Firm
The Audit Committee engaged Ernst & Young to perform an annual audit of the Company's financial statements for the year ended December 31, 2021 and the Company's internal controls over financial reporting as of December 31, 2021. Following is the breakdown of fees paid to Ernst & Young by the Company for the last two years.
Audit Fees
Fees incurred for audit services provided by Ernst & Young approximated $2,162,073 and $2,140,335 for years 2021 and 2020, respectively. These amounts include the annual financial statement audits for the years ended December 31, 2021 and 2020; audit of the Company's internal controls over financial reporting as of December 31, 2021 and 2020; reviews of the Company's quarterly financial statements; and annual statutory audits of the Company's insurance subsidiaries for the year ended December 31, 2021 and 2020. All of such audit services were pre-approved by the Audit Committee.
Audit-Related Fees
Fees incurred for audit-related services provided by Ernst & Young related to employee benefit plan audits approximated $32,000 for years ended 2021 and 2020. All of such audit-related services were pre-approved by the Audit Committee.
All Other Fees
In 2021 and 2020, the Company paid Ernst & Young $1,350 and $2,000, respectively, for subscriptions to an accounting research tool. These non-audit fees were pre-approved by the Audit Committee.
58 | 2022 Proxy Statement

Pre-Approval Policies and Procedures
The Audit Committee's pre-approval policies and procedures for the Auditor's Fees are contained in its charter, a copy of which is available on our website at www.employers.com and available in print form to any stockholder who requests it. Specifically, under paragraph 13 of the “Authority, Responsibilities, and Limitations” section, the committee reviews and, in its sole discretion, approves in advance the Company's independent auditor's annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Exchange Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Company and such independent auditor (which approval is made after receiving input from the Company's management, if desired). Approval of audit and permitted non-audit services is made by the Audit Committee or by one or more of its members as designated by the Audit Committee or its Chair, and the person(s) granting such approval will report such approval to the Audit Committee at the next scheduled meeting.
2022 Proxy Statement | 59

Additional Information
Governance Document Information
Our Board Committee Charters, Corporate Governance Guidelines, Related Person Transactions Policy and Procedures, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers are posted on the Company's website at www.employers.com. Copies of these documents will be delivered, free of charge, to any stockholder who requests them from Executive Vice President, Chief Financial Officer, Michael S. Paquette, at 775-327-2562.
Submission of Stockholder Proposals
Stockholder proposals intended for inclusion in the next year's proxy statement pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, Employers Holdings, Inc., at 10375 Professional Circle, Reno, Nevada 89521, and must be received by December 15, 2022. The Company's Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than February 25, 2023 and not earlier than January 26, 2023.
Stockholders with the Same Address
Only one 2021 Annual Report to stockholders and proxy statement is being delivered to multiple stockholders sharing an address unless the Company received other instructions from one or more of the stockholders.
Print Copy Requests
If a stockholder wishes to receive a hard copy of the 2021 Annual Report or proxy statement, he or she should contact the Company's transfer agent, EQ Shareowner Services, at 1-866-870-3684 or by writing to EQ Shareowner Services at P.O. Box 64854, St. Paul, MN 55164-0854 or www.investorelections.com/eig. The stockholder will be sent, without charge, a print copy of the 2021 Annual Report or proxy statement promptly upon request.
Other Matters to be Presented
The Board knows of no other matters that will be presented at the annual meeting. However, if other matters properly come before the annual meeting, the person or persons voting your shares pursuant to instructions by proxy card will vote your shares in accordance with their best judgment on such matters.
Proxy Solicitation and Expenses
The Company will bear the expense of preparing, printing and mailing this proxy statement. Officers and regular employees of the Company and its subsidiaries may solicit the return of proxies. However, they will not receive additional compensation for soliciting proxies. The Company has engaged the services of Morrow Sodali LLC to assist it in the solicitation of proxies at an anticipated cost of $6,500, plus reasonable and customary disbursements. The Company has requested brokers, banks, and other custodians, nominees, and fiduciaries to send notice and proxy materials to beneficial owners and will, upon request, reimburse them for their expense in so doing. Solicitations may be made by mail, telephone, email, Internet, or other means.
60 | 2022 Proxy Statement

APPENDIX A
APCIA Insurance Executive Compensation Survey (2020)

Overview of Survey Participants

# Participant List

- Acuity
- AEGIS Insurance Services
- Agency Insurance Company of Maryland
- AIPSO
- Alfa Life
- ALPS
- American Agricultural Ins
- American Modern Insurance Group
- American National Insurance
- American Southern Insurance Company
- Amerisure Mutual Insurance
- Amica Mutual Insurance
- Arch Capital Group
- Argo Group US
- Armed Forces Insurance
- Associated Insurance Management
- Auto Club Group
- Bankers Financial
- Barnstable County Mutual Insurance Co.
- Berkshire Hathaway
- Brotherhood Mutual Insurance
- Builders Mutual Insurance Company
- California Casualty Management
- California Dental Association
- Catalina Holdings
- Central Insurance Co
- Chandler (USA) Inc./National American Ins. Co
- Church Mutual Insurance Co
- CNA Insurance
- CompSource Mutual Insurance Company
- Conifer Holdings
- Co-operative Insurance Companies
- Copper Point
- Country Financial
- Coverys
- CSAA Insurance Group
- Electric Insurance Company
- Employers Insurance Company
- Employers Mutual Casualty Company
- Erie Insurance
- Farmers Alliance Mutual Insurance Company
- Farmers Bureau Insurance of Tennessee
- Farmers Mutual Fire Insurance Co of Salem County
- Farmers Mutual Insurance Company of NE
- FBL Financial Group
- Federated Insurance
- Frankenmuth Mutual Ins Co
- GeoVera Holdings Inc
- Grange Insurance
- Grange Insurance Association
- Gray Insurance Company
- Great Northwest Insurance Company
- Grinnell Mutual Reinsurance
- Guaranty Fund Management Services
- GUARD Insurance Group
- Gulfstream Property & Casualty
- HAI Group
- Hallmark Financial Services Inc
- Hartford Financial Services Group
- Hastings Mutual Insurance Co
- Hawaii Employers' Mutual Insurance Company
- Heritage Insurance
- IAT Insurance Corp
- ICW Group
- Illinois Casualty Company
- Indiana Farm Bureau Insurance
- Island Insurance
- James River Insurance Company
- Kemper Services Group
- Kentucky Farm Bureau
- Kingstone Insurance Company
- Lancer Insurance Company
- Lawyers Mutual Insurance Company
- Louisiana Workers Compensation Corp
- MAPFRE U.S.A.
- Markel International Services
- Meadowbrook Insurance Group
- Mercury Insurance
- MGA Insurance Company, Inc.
- Michigan Farm Bureau
- Millville Mutual Insurance Company
- Mitsui Sumitomo Marine Management (U.S.A.), Inc
- MMG Insurance Company
- Mountain West Farm Bureau Mutual Insurance Co.
- Mutual Benefit Group
- MutualAid eXchange
- National General Management Corp
- National Indemnity Company
- NJM Insurance Group
- Nodak Mutual Insurance Company
- Oregon Mutual Insurance Co
- Pacific Specialty Insurance Group
- Palomar Holdings
- Pekin Life
- PEMCO Mutual Insurance Company
- Pharmacists Mutual Ins
- Philadelphia Insurance Companies
- Pinnacol Assurance
- Plymouth Rock Assurance
- PMA Companies
- PRO Insurance Solutions
- ProAssurance
- Progressive
- QBE the Americas
- Quincy Mutual Fire Insurance
- Risk Administration Services, Inc.
- RLI
- Rockingham Mutual Insurance Co.
- Rural Mutual
- SAIF Corporation
- Secura Insurance
- Sentry Insurance
- Shelter Insurance Companies
- Society Insurance
- State Auto Insurance Companies
- Swiss Reinsurance
- Texas Mutual Insurance
- Texas Windstorm Ins Association
- The Cincinnati Insurance Companies
- The Doctors Company
- The Providence Mutual Fire Insurance Company
- The Toa Reinsurance Company of America
- The Wawanesa Mutual Insurance Company
- Tokio Marine HCC
- Tower Hill Insurance Group Inc.
- Traders Insurance Company
- Transatlantic Holdings
- Transverse Insurance Company
- UBIC Workers' Compensation Insurance
- Union Mutual Fire Insurance Company
- United Fire Group
- University of Florida Healthcare Education Insurance Company
- Utica First Insurance Company
- Utica National Insurance
- Vermont Mutual Insurance Group
- West Bend Mutual Insurance Co
- Western National Insurance Group
- Westfield
- Weston Insurance Management
- Workers Compensation Fund

A–1

Total Compensation Solutions EPPI Compensation & Benefits Survey (2020)

2021 EPPI Survey Company List

21st Century Indemnity Insurance Company	American Liberty Insurance Company	Badger Mutual Insurance Company
A.I.M. Mutual Insurance Companies	American Modern Insurance Group (American Modern Home)	Barnstable County Insurance Company
ACCC Insurance Company	American Mutual Share Insurance Corporation	Bear River Mutual Insurance Company
Acceptance Casualty Insurance Company	American Sentinel Insurance Company	BETA Healthcare Group
Accident Fund National Insurance Company	American Traditions Insurance Company	BITCO General Insurance Corporation
Accident Insurance Company	American Transit Insurance Company	Bloomfield Mutual Insurance Company
Accredited Surety and Casualty Company	American Trucking and Transportation Insurance Company, a RRG	Bridgefield Employers
Ace American Insurance	American Zurich Insurance Company	Bristol West Insurance Company
ACIG Insurance Company	Amerisure Insurance Company	British American Insurance Company
ACSTAR Insurance Company	Ameritrust Insurance Corporation	Broome Co-Operative Insurance Company
Acuity, A mutual Insurance Company	Amex Assurance Company	Brotherhood Mutual Insurance Company
Adriatic Insurance Company	Amica Mutual Insurance Company	Buckeye State Mutual Insurance Company
Aegis Security Insurance Company (American Sentinel)	Antum Risk	Builders Mutual Insurance Company
Affinity Mutual Insurance Company	Applied Underwriters Captive Risk Assutance Company	Burlington Insurance Company
AGCS Marine Insurance Company	ARAG Insurance Company	California Casualty General Insurance Company of Oregon
All America Insurance Company	Arch Mortgage Insurance	Callicoon Co-Operative Insurance Company
Allegany Co-op Insurance Company	Arch Reinsurance Company	Canal Insurance Company
Allstate	Argonaut Insurance Company	Capitol Casualty Company
Allstate Texas Lloyd	Arrow Mutual Liability Insurance Company	Capitol County Mutual Fire Insurance Company
ALPS Corporation	Ascendant Commercial Insurance	Capitol Indemnity Corporation
Ambac Financial Group	Aspen American Insurance Company	Capitol Insurance Company
American Access Casualty Company	Assured Guaranty Municipal Corp.	Carolina Farmers Mutual Insurance Company
American Alliance Casualty Company	Atlantic Casualty Insurance Company	Casco Indemnity Company
American Bankers Insurance Company of Florida	Atlantic Charter	Cassatt RRG Holding Company
American Coastal Insurance Company	Attorneys' Liability Assurance Society, Ltd.	Castle Key Indemnity Company
American Family Mutual Insurance Company	Austin Mutual Insurance Company	Catlin Insurance Company
American Farmers & Ranchers Mutual Insurance Company	Auto Club Ins Co of Florida	Celina Insurance Group
American Independent Insurance Company	Avatar Property & Casualty Insurance Company	CEM Insurance Company
American Integrity Insurance Company of Florida	AXA Insurance Company	Centauri Specialty Insurance Company
American International Group	AXIS Insurance Company	Center Mutual Insurance Company

A–2

2021 EPPI Survey Company List (cont.)

Central Co-operative Insurance Company	Districts mutual Insurance and Risk Management Services	Fednat Insurance Company
Central States Indemnity Company of Omaha	Donegal Mutual Insurance	Financial Casualty & Surety
Century Indemnity Company	Dryden Mutual Insurance Company	Financial Indemnity Company
Chautauqua Patrons	Eaglestone Reinsurance (National Union Fire Ins Co of Pittsburgh,)	Finger Lakes Fire & Casualty
Chesapeake Employers Insurance	Eastern Advantage Assurance Company (Eastern alliance Ins Co)	Fire Districts Insurance Company
Chubb Indemnity Insurance Company	EDIC	First Acceptance Insurance Company, Inc.
Church Mutual Insurance Company, S.I.	EIG Services, Inc. (Employers)	First Floridian Auto and Home Insurance Company
Church Pension Fund	Elephant Insurance Company	First Mutual Insurance Company
Cincinnati Insurance Company	EMC Property & Casualty Company	FirstComp Insurance Company
Citizens Property Insurance Corporation	Employers Assurance Company	Flagship City Insurance Company
Clear Blue Carrier Group	ENSTAR Insurance Group	Florida Farm Bureau Casualty Insurance Company
Coface North America Insurance Company	Equity Insurance Company	Florida Lawyers Mutual Insurance Company
Colonial Surety Company	Erie and Niagara Insurance Association	Florida Peninsula Insurance Company
Colorado Farm Bureau Mutual Insurance Company	Erie Insurance Company of New York	Forestry Mutual Insurance Company
Community Hospital Alternative for Risk Transfer	Essent Guaranty	Founders Insurance Company
CompSource Mutual Insurance Company	Esurance Insurance Company	Frank Winston Crum Insurance
Conestoga Title Insurance Co	Everest Security Insurance Company	Frankenmuth Insurance
Connecticut Medical Insurance Company	Factory Mutual Insurance Company	Friends Cove Mutual Insurance Company
Constellation	Fairmont Farmers Mutual Insurance Company	Frontier-Mt Carroll Mutual Insurance Company
Consumers Insurance USA Inc	Falcon Insurance Company	Geico Secure Insurance Company
COPIC	Farmers and Merchants Mutual Fire Insurance Company	General Casualty Ins Co
Countryway Insurance Company	Farmers Fire Insurance Company	Genesee Patrons Cooperative Ins Comp
Coverys	Farmers Insurance Company of Oregon	Genworth Mortgage Insurance Corporation
CRICO	Farmers Mutual Fire Insurance Company of Marble, PA	German Mutual Insurance Company
Croatian Fraternal Union of America	Farmers Mutual Hail (FMH AG Risk)	Germania Insurance Company
Daily Underwriters of America	Farmers Mutual Insurance Company of Nebraska	Germantown Insurance Company
Dealers Assurance Company	Farmers Texas County Mutual Insurance Company	Germantown Mutual Insurance Company
Diamond Insurance Company	Farmers Union Mutual Insurance Company	Global Indemnity Group, Inc.
Direct Auto Insurance Company	FCCI Insurance Company	GNY Insurance
Discovery Insurance Company	Federated National Insurance Company	Goodville Mutual

A–3

2021 EPPI Survey Company List (cont.)

Grange Indemnity Insurance Company	HSLI	Lawyers Mutual Liability Insurance Company of NC
Great American Assurance Company	Hudson Specialty Insurance Company	Leatherstocking Cooperative Insurance Company
Great Midwest Insurance Company	ICW Group	Lexon Insurance Company
Great Northwest Insurance Company	Idaho State Insurance Fund	Lititz Mutual Insurance Company
Great West Casualty Company	Illinois Casualty Company	Locomotive Engineers & Conductors Mutual Protective Assoc.
Greater New York Mutual Insurance Company	Illinois Farmers Ins Co	Loudoun Mutual Insurance Company
Guarantee Company of North America	Illinois Health and Hospital Association	MA Medical Malpractice Reinsurance Plan
Halifax Mutual Insurance Company	Illinois State Bar Association Mutual Insurance Company	Madison Mutual Insurance Company
Hallmark Specialty Ins Co	IMT Insurance Company	Mag Mutual
Hanover Fire and Casualty Insurance Company	Independence Assurance Company	Maidstone Insurance Company
Hartland Mutual Insurance Company	Independent Mutual Fire Insurance Company	Main Street America
Hastings Mutual Insurance Company	Injured Workers' Insurance Fund	Maine Employers' Mutual Insurance Company
HDH Global Insurance Company	Inspirien	Manufacturers Alliance Insurance Company
Health Care Indemnity	Insurance Placement Facility of PA	Manufacturing Technology Mutual Insurance Company
Healthcare Providers Insurance Company	Insurance Placement Facility of Pennsylvania	Maple Valley Mutual Insurance Company
Hereford Insurance Company	Integon Indemnity Corporation	Markel Insurance Company
Heritage Property & Casualty Insurance Company	Integra Insurance Company	Marysville Mutual Ins. Co.
Hochheim Prairie Farm Mutual Insurance Company	Interboro Insurance Comp	Maya Assurance Company
Home state County Mutual Insurance Company	ISDA Fraternal Association	MCIC Vermont
Homeowners Choice Property & Casualty Insurance Co.	ISMIE Mutual Insurance Company	McMillan-Warner Mutual Insurance Company
Homeowners of America Insurance Company	Jewelers Mutual Insurance Company	MDAdvantage Insurance Company of New Jersey
Homestead Insurance Company	Juniata Mutual Insurance Company	Medical Assurance Company of Mississippi
Horace Mann Insurance Company	KAMMCO	Medical Mutual Insurance Company of Maine
Hospital Services Group	Kemper Independence insurance Company	Medical Professional Mutual Insurance Company
Hospitality Mutual Insurance Company	Keystone National Insurance Company	Mendota Insurance Company
Hospitals Insurance Company	Kingstone Insurance Company	Merchants Bonding Company (Mutual)
Housing Authority Property Insurance, A Mutual Company	Kinsale Management, Inc.	Merchants Insurance Group
Houston Casualty Company	Ladies Pennsylvania Slovak Catholic Union	Mercury National Insurance Company
Houston Specialty Insurance Co.	LAMMICO	Metromile, Inc.
HPHC Insurance Company, Inc.	Lancer Insurance Company	Metropolitan Property and Casualty Insurance Company

A–4

2021 EPPI Survey Company List (cont.)

Michigan Commercial Insurance Mutual	New Mexico Security Insurance Company	Patriot Insurance Company
Michigan Insurance Company	New York Central Mutual Fire Insurance	Pemco Insurance Company
Michigan Millers Mutual Insurance Company	New York Schools Insurance Reciprocal	Penn National Insurance
Michigan Professional Insurance Exchange	Nodak Insurance Company	Penn-America Insurance Company
Mid-Century Insurance Company of Texas	NORCAL Mutual Insurance Company	Penn-Patriot Insurance Company
Mid-Continent Casualty Company	Normandy Insurance Company	Pennsylvania Professional Liability Joint Underwriting Association
Midstate Mutual Insurance Company	North Carolina Farm Bureau Mutual Insurance Company	People's Trust Insurance Company
Midwest Family Mutual Insurance Company	North Country Insurance Company	Pharmacists Mutual Insurance
Midwest Insurance Company	North Star General Insurance Company (Northstar Mutual)	Philadelphia Contributionship Insurance Company
Millers Capital Insurance Co	Northern Neck Insurance Company	Philadelphia Indemnity Insurance Company
Minnesota Lawyers Mutual Insurance Co.	Northern Security Ins Co	Piedmont Liability Trust
Mitsui Sumitomo Insurance USA Inc.	Northstone Insurance Company	Pinnacol Assurance
MLMIC Insurance Company	Occidental Fire and Casualty Company of North Carolina	Pioneer State Mutual Insurance Company
MMG Insurance Company	Ohio Bar Liability Insurance	PLICO, Inc.
MMIC Insurance	Ohio Mutual Insurance Group	Plymouth Rock Assurance Corp
Montana State Fund	Oklahoma Attorneys Mutual Insurance Company	PMA Companies
Motorists Mutual Insurance Company	Oklahoma Farm Bureau Mutual Insurance Company	Potomac Insurance Company
Mount Vernon Specialty Ins Company	Oklahoma Specialty Insurance Company	Preferred Mutual Insurance Company
Mt Hawley Insurance Company	Old Republic	Preferred Professional Insurance Company
Mt Morris Mutual Insurance Company	OMNI Indemnity Company	Previsor Insurance Company
Mutual Benefit Group	OMS National Insurance Company	Prime Insurance Company
Mutual Insurance Company of Arizona (MICA)	OMSNIC - OMS National Insurance Company	ProAssurance Group Services Corporation
Mutual of Wausau Insurance Corporation	Ontario Insurance Company	Producers Agriculture Insurance Company
Narragansett Bay Insurance Company	Oregon Mutual Insurance Company	Professional Insurance Exchange Mutual
National Flood Insurance Company	Oswego County Mutual Insurance Company	Professional Solutions Insurance Company
National Interstate Insurance Company	Otsego Mutual Ins comp	ProSelect Insurance Company
National Lloyds Insurance Company	PACO Assurance Company	Protective Insurance
National Unity Insurance Company	Palmetto Surety Corporation	Providence Mutual
NC Grange Mutual Insurance Company	Partner Reinsurance Company of the U.S.	Pure Insurance Company
NCMIC Group, Inc.	Partners Mutual Insurance Company	QBE Insurance Corporation

A–5

2021 EPPI Survey Company List (cont.)

Quincy Mutual Group	Standard Property and Casualty Ins. Co.	The Mutual RRG, Inc.
Radian Guaranty	Star Casualty Insurance Compay	The National Security Group, Inc.
RAM Mutual Insurance Company	Starr Indemnity & Liability Company	The Reliable Lloyds Ins Com
Reamstown Mutual Insurance Company	State Automobile Mutual Insurance Company	The Republic Mortgage Ins Com
Regent Ins Co	State Compensation Insurance Fund	THE RLI Ins Co
Reliable Lloyds Ins Com	State Farm Group	The Rockford Mutual Ins Co
Rockford Mutual Insurance Company	State Volunteer Mutual Insurance Company	The Root Insurance Company
Rockingham Insurance Co.	Sterling Insurance Company	The Safety Property and Casualty Ins.Comp
Rural Mutual Insurance Company	Stonetrust Commercial Insurance Company	The Sterling Ins com
Safe Auto Insurance Company	Sublimity Insurance Company	The United Casualty and Surety Ins Comp
Safety Group Insurance Company	Sunz Insurance Company	THE UTICA MUTUAL INSURANCE COMPANY
SAIF Corporation	SureTec Insurance Company	THIE Texas Hospital Insurance Exchange
SECURA Insurance	Synergy Comp Insurance Company	Tokio Marine America Insurance Company
Securian Casualty Company	Synergy Insurance Company	Transit Mutual Insurance Corporation of WI
Security First Insurance Company	Tecumseh Health Reciprocal RRG	Travelers
Selective Insurance Company of New York	Texas Hospital Insurance Exchange	Triangle Insurance Company, Inc.
Service Lloyds Insurance Company, A Stock Co.	Texas Lawyers' Insurance Exchange	Tri-State Consumer Insurance Company
Seven Seas Insurance Company	Texas Medical Liability Trust (TMLT)	Tuscarora Wayne Insurance Company
SFM Mutual Insurance Company	Texas Mutual Insurance Company	U S Lloyds Insurance Company
Sheboygan Falls Insurance Company	The American Modern Property and Casualty Ins Com	U.S. Insurance Company of America
Sirius America Insurance Company	The American Pet Insurance Company	UFCU
Society Insurance	The Bar Plan Mutual Insurance Company	UMIA Ins Company
Solution Services Corp.	The Beacon Mutual Insurance Company	Union Mutual Fire Insurance Company
Southern Guaranty Insurance Company	The Bristol West Ins Company	Unique Insurance Company
Southern Ins Co of Virginia	The Doctors Management Company	United Automobile Insurance Company
Southern Mutual Church Insurance Company	The Electric Insurance Company	United Casualty Ins Co of America
Southern Pilot Ins Co	The Fire Districts of NY Mutual Ins Comp	United Equitable Insurance Company
Southwest General Insurance Company	The Fortress Insurance Company	United Fire & Casualty Company
Spinnaker Insurance Company	The Grange Ins Comp	United Fire and Indemnity Company
Spring Valley	The MSA Insurance Company	United Frontier Mutual Insurance Company

A–6

2021 EPPI Survey Company List (cont.)

United Home Insurance Company
United Property & Casualty Insurance Company
United States Fire Insurance Company (Seneca)
United Wisconsin Insurance Company
USA Underwriters
Utica First Insurance Company
Utica Mutual Insurance Company
Vault Reciprocal Exchange
Vermont Mutual Insurance Company
Victory Insurance Company
Virginia Farm Bureau Mutual Insurance Company
Virginia Surety Company
Washington County CO-Op Insurance Company
WCF Insurance
West Bend Mutual Insurance Company
West Virginia Mutual Insurance Company
Western National Mutual Insurance Company
Westguard Insurance Company
Wilson Mutual Insurance Company
Wisconsin Lawyers Mutual Insurance Company
Wisconsin Mutual Insurance Company
Wisconsin Reinsurance Corporation
Wolverine Mutual Insurance Company
Wright National Flood Insurance Company
XL Reinsurance

A–7

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Proposals 1, 2, and 3.

1. Election of Directors:	01 Katherine H. Antonello	☐	For	☐	Against	☐	Abstain
	02 João “John” M. de Figueiredo	☐	For	☐	Against	☐	Abstain

ò Please fold here - Do not separate ò

	03 Prasanna G. Dhoré	☐	For	☐	Against	☐	Abstain
	04 Valerie R. Glenn	☐	For	☐	Against	☐	Abstain
	05 Barbara A. Higgins	☐	For	☐	Against	☐	Abstain
	06 James R. Kroner	☐	For	☐	Against	☐	Abstain
	07 Michael J. McColgan	☐	For	☐	Against	☐	Abstain
	08 Michael J. McSally	☐	For	☐	Against	☐	Abstain
	09 Jeanne L. Mockard	☐	For	☐	Against	☐	Abstain
	10 Alejandro "Alex" Perez-Tenessa	☐	For	☐	Against	☐	Abstain
2. To approve, on a non-binding basis, the Company's executive compensation.		☐	For	☐	Against	☐	Abstain
3. Ratification of the appointment of the Company's independent accounting firm, Ernst & Young LLP, for 2022.		☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

EMPLOYERS HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 26, 2022
9:00 a.m. Pacific Daylight Time
10375 Professional Circle
Reno, Nevada 89521

Due to the ongoing public health impact and as part of our precautions regarding the ongoing coronavirus (COVID-19) pandemic, we are planning for the possibility that the 2022 Annual Meeting of Stockholders may be held solely by means of remote communication (a virtual meeting). If we determine that a change to a virtual meeting format is advisable or required, we will announce the decision to do so in advance and in accordance with Securities and Exchange Commission regulations and Nevada law. Details on how to participate will be available at www.employers.com/proxy.

Employers Holdings, Inc. 10375 Professional Circle Reno, Nevada 89521-4802	Proxy

The undersigned hereby appoints Lori A. Brown and Christopher W. Laws, or either of them, with full power of substitution, to represent the undersigned and as proxies to vote all the common stock of Employers Holdings, Inc. that the undersigned has power to vote, with all powers which the undersigned would possess if personally present at the annual meeting of stockholders to be held on May 26, 2022, or at any adjournment or postponement thereof. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

The validity of this proxy is governed by Nevada law. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the annual meeting.

This proxy is solicited on behalf of the Board of Directors. This proxy will be voted as specified by the undersigned. If no choice is specified, the proxy will be voted "FOR" the director nominees listed in Proposal 1, "FOR" approval, on a non-binding basis, of the compensation paid to the Company's Named Executive Officers in Proposal 2, and "FOR" ratification of the Company's independent accounting firm, Ernst & Young LLP, for 2022 in Proposal 3. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	(	*	I
INTERNET/MOBILE www.proxypush.com/eig Use the Internet to vote your proxy until 11:59 p.m. (CDT) on May 25, 2022.	PHONE 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on May 25, 2022.	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.	VOTE IN PERSON Sign and date your proxy card and bring it to the Annual Meeting on Thursday, May 26, 2022 at 9:00 a.m. (PDT) at 10375 Professional Circle, Reno, Nevada 89521.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.